As filed with the Securities and Exchange Commission on August 4, 2020

No. 333-237087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boomer Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	4700	85-1103646
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8670 W. Cheyenne Avenue, Las Vegas, NV 89129

(888)-266-6370

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	BOMH	OTC Markets

Michael Quaid

Chief Executive Officer

Boomer Holdings Inc.

8670 W. Cheyenne Avenue

Las Vegas, NV 89129

(888)-266-6370

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Peter Campitiello, Esq.

McCarter & English, LLP

Two Tower Center Boulevard, 24th Floor

East Brunswick, New Jersey 08816

(732) 867-9741

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Proposed Maximum	Proposed Maximum Aggregate offering price per share (2)	Aggregate Offering Price (2)	Amount of Registration Fee Securities to be registered Amount to be registered (1)
Common Stock, par value $0.001 per share	7,520,013	$6,918,412	$898.01

Total	0.92	$6,918,412	$898.01

(1)	The common stock will be offered for resale by selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional common shares as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the bid and the ask price of the Registrant’s Common Stock as reported on the OTC Markets on March 10, 2020, which date is within five business days prior to filing this Registration Statement, on a split-adjusted basis.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion, Dated August 4, 2020

7,520,013 Shares of Common Stock

This prospectus relates to the re-sale by the selling stockholders identified in this prospectus, or their assigns (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”) of up to an aggregate of 7,520,013 shares of common stock, par value $0.001 per share (the “Common Stock”), of Boomer Holdings Inc., a Nevada corporation (“Boomer” or the “Company”).

The shares offered by this prospectus may be sold by the Selling Stockholders or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer from time to time in the over-the-counter market or any other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, as described under “Plan of Distribution” herein.

All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the Selling Stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus if the warrants are exercised for cash. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.

Our Common Stock trades on the OTC Markets under the symbol “BOMH”. On January 10, 2020, we effected a three-for-one forward split of our Common Stock (the “Forward Split”) by filing our Amended and Restated Articles of Incorporation with the Secretary of State of Nevada.

The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of the Registered Shares.

Investing in the Common Stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 4, 2020

TABLE OF CONTENTS

PAGE
Prospectus Summary	1
SUMMARY OF THE OFFERING	3
Risk Factors	4
Cautionary Statement Concerning Forward-Looking Statements	12
Use of Proceeds	12
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	12
Business	13
MANAGEMENT, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE	16
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	20
Certain Relationships and Related Transactions	21
Description of COMPANY SECURITIES	22
THE TRANSACTIONS	21
SELLING STOCKHOLDERS	22
Plan of Distribution	26
Management’s Discussion and Analysis OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
Changes in and disagreements with accountants	33
Experts	33
Interest of named Experts and counsel	33
WHERE TO FIND MORE INFORMATION	33
FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the Selling Stockholders with the Securities and Exchange Commission (the “SEC” or the “Commission”) to permit the Selling Stockholders to sell the Registered Shares described in this prospectus in one or more transactions. The Selling Stockholders and the plan of distribution of the Registered Shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully and you should consider, among other things, the matters set forth under “Risk Factors” and our financial statements and related notes thereto appearing elsewhere in this prospectus. In this prospectus, except as otherwise indicated, “Boomer,” “Boomer Holdings,” the “Company,” “we,” “our,” and “us” refer to Boomer Holdings Inc., a Nevada corporation and its subsidiaries.

Impact of COVID-19

The Company’s operations and business have experienced disruption due to the unprecedented conditions surrounding the COVID-19 pandemic spreading throughout the United States of America and the world. Due to the timing of initial and evolving governmental orders and guidelines impacting the Company’s financial operations in Las Vegas and New York West Virginia, as well as other contributors to the process of financial statement preparation in other U.S. states, relating to social distancing, stay in place orders, travel and other restrictions on business, necessary and immediate access of personnel, records and information have been adversely effected as set forth throughout this report.

Company Overview

Description of Our Business

Our mission is to develop and sell products of superior quality which improve the overall wellness of our customers. We are currently engaged in two principal product lines: (i) Boomer Botanics, our line of wellness products that contains our proprietary formula combining five natural and powerful ingredients that target the body’s endocannabinoid system (ECS) which is an FDA-compliant CBD alternative; and (ii) our line of face masks and other personal protection equipment.

Boomer Botanics

We are engaged in the research, development, acquisition, licensing and sales of specialized natural products which have FDA compliant ingredients and are impactful on the endocannabinoid system. These products powered by natural terpenes, include, edible and topical offerings. We are engaged in marketing and branding within the alternative CBD/THC space, including our trademark “CB5” brand which is a proprietary formula and currently patent pending. Boomer Naturals currently operates a retail store in Las Vegas Nevada and is currently negotiating a lease on the company’s flagship store in Manhattan New York. Boomer Natural products are also available in Golf Pro Shops, Specialty Stores, Chiropractic Offices and Nail Salons across the countries. Boomer Naturals has a robust online presence and enjoys material sales through its website at BoomerNaturals.com.

We believe our CB5 formula is an FDA-compliant formulation that fully supports the body’s endocannabinoid system (ECS). CB5 combines five natural and powerful ingredients that target the ECS. The term FDA-compliant means that a company is selling a regulated food additive that is, or that its chemicals are, in compliance with the food additive provisions of the Federal Food, Drug, and Cosmetic Act. All of the ingredients in our CB5 formula are on the FDA Generally Recognized as Safe (“GRAS”) List which means they are deemed safe to use as an additive to food, beverages, and supplements without prior FDA review and approval.

Since our products do not contain any CBD or THC and all of our ingredients are on the FDA’s GRAS (Generally Recognized as Safe List), Boomer Naturals is able to advertise on Google, Facebook, Yahoo, Bing, YouTube, Instagram, and all national television networks. CBD and cannabis companies are not allowed to advertise on any of these channels. This allows Boomer Naturals to advertise creating brand recognition that our CBD competitors cannot. With many millions of people searching on the Internet monthly for CBD or CBD alternative products for pain, anxiety, inflammation, and sleep, being able to advertise is a huge advantage.

Boomer Naturals has obtained certificates of free sale to export our CB5 products to over 20 countries outside of the United States. The United States does not offer export certificates for CBD or THC products allowing Boomer Naturals to service the needs of the alternative wellness market globally.

The CB5 products were developed by neurosurgeon, Dr. Markus Chwajol https://boomernaturals.com/wellness-advisory-board/markus-chwajol/. The Boomer CB5 products contain a powerful combination of terpenes that interact with three known cannabinoid receptors and possibly a fourth, while the standard products in the industry interact only with one. Terpenes are aromatic compounds found in many plants that create their characteristic aroma. Terpenes may also offer some health benefits to the human body. Terpenes are found in basil, thyme, black pepper, hops, rosemary, lemongrass, jasmine, pine trees, cacao, and other plants and flowers. The product contains all-natural ingredients which are all listed on the Generally Recognized as Safe list of the Food and Drug Administration and was developed by a practicing brain surgeon who is an expert in natural ingredients and CB receptors.

Boomer focuses on wellness solutions for the 50 and older age demographic through the development of products using the Boomer proprietary CB5 formula. The CB5 formula includes a variety of terpenes that are compliant with FDA guidelines as all ingredients are listed on the Generally Recognized as Safe list. The solutions include products to alleviate pain, reduce anxiety, increase sleep quality, as well as offer cosmetic benefits. In addition, Boomer offers a full line of products to benefit the health of pets, including those suffering from seizures.

Face Coverings

Recently, due to the COVID-19 pandemic, in-stores sales of the Company’s CB5 products have been completely reduced to zero and the Company’s planned openings of retail stores in New York and Chicago have been delayed indefinitely as well as potential tests in retail stores. The Company has shifted its focus to its Boomer Medical Supplies segment. Boomer Medical Supplies is focusing on the perceived opportunity created from the recent shift away from the reliance on Chinese-produced medical supplies. The Company has entered into an Exclusive Distributor Agreement with an unaffiliated third-party company located in Viet Nam (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s products in the United States The Company has established exclusive arrangements with non-Chinese medical supplies manufacturers mainly focusing on face coverings gloves, and gowns. provided the Company orders at least $3 million of inventory per year. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market.

The Company is currently successfully selling a variety of face coverings and hand sanitizers to consumers online and through distribution to doctors, therapists, and wholesale brokers. As of the date of this prospectus, the Company has been receiving more than 1,000 online orders per day for facemasks and hand sanitizers as well as a number of larger, wholesale orders.

Boomer Naturals recently became the approved vendor for face coverings for a national retail chain with over 5,000 retail stores and has begun receiving and filling orders for this retailer. To date, Boomer Naturals has received $6 million in orders from this retailer. Additionally, Boomer Naturals recently executed a purchaser order agreement with this retailer and its affiliate for approximately 2.7 million branded face coverings.

Recent Developments

On December 12, 2019, Marina Funt, the Company’s former principal shareholder, Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and Director, consummated the sale of 8,000,000 pre-split shares of Common Stock (the “Shares”) to Boomer Natural Wellness, Inc. (“BNW”). The acquisition of the Shares, which represented approximately 76% of the Company’s shares of outstanding Common Stock, resulted in a change in control of the Company. In connection with the sale of the Shares, Ms. Funt waived, forgave and discharged any indebtedness of any kind owed to her by the Company.

Also on December 12, 2019, in connection with the sale of the Shares, Daniel Capri was appointed a Director of the Registrant and, upon Ms. Funt’s resignation, was appointed to serve as the Registrant’s President, Treasurer and Secretary.

On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with BNW, Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer. Pursuant to the terms of the Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 120,980,739 shares (the “Exchange Shares”) of the Company’s Common Stock. Pursuant to the terms of the Exchange Agreement, BNW agreed to retire 24,000,000 shares of the Company’s Common Stock. As a result of the Exchange, Boomer became a wholly-owned subsidiary of the Company and following the consummation of the Exchange, the shareholders of Boomer beneficially owned approximately Ninety-Four Percent (94%) of the issued and outstanding Common Stock of the Company.

At the effective time of the Exchange, Michael Quaid was appointed Chief Executive Officer and Director and Thomas Ziemann as Chief Operating Officer and Director.

Also on January 7, 2020, the Company approved an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 of which 200,000,000 shares shall be Common Stock and 10,000,000 shares will be blank-check preferred stock, par value $0.001 per share. The Amendment was effected on January 10, 2019.

On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of the Company’s products as more fully set forth in the License Agreement. The License Agreement requires the Company to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.

Pursuant to the License Agreement, Boomer Naturals is Tommy Bahama’s exclusive wellness licensed partner. Tommy Bahama recently placed its first order for $500,000 of products from our CB5 line for people and pets. Boomer CB5 is the premier product for Tommy Bahama’s Friend and Family event scheduled for March 2020 with CB5 product placement at cash register countertops in both men’s and women’s departments. Tommy Bahama is expected to give our roll-on as a free gift with purchases during March and has ordered 19,000 roll-ons to give away at their largest retail event of the year. Also beginning in March, Tommy Bahama is expected to send emails to their database with offers from Boomer Naturals and posting offers on their social media platforms reaching approximately 500,000 followers.

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Common Stock set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Trading Market

Our Common Stock is quoted on the OTC Markets under the symbol “BOMH”.

Corporate Information

We were incorporated in the State of Nevada on March 31, 2016 as Remaro Group Corp. On January 10, 2020, the Company filed an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 comprised of 200,000,000 shares of Common Stock and 10,000,000 shares of blank-check preferred stock, par value $0.001 per share. Our principal executive offices are located at 8670 W. Cheyenne Avenue, Las Vegas, NV 89129. Our telephone number is (888) 266-6370. Our website address is http://www.bnwhealth.com. Information contained in our website does not constitute any part of, and is not incorporated into, this prospectus.

SUMMARY OF THE OFFERING

Common Stock offered by the Selling Stockholders:	Up to 7,520,013 shares of our Common Stock.

Selling Stockholders:	See “Selling Stockholders” beginning on page 21.

Common Stock outstanding prior to the offering:	139,213,311 shares*

Common Stock outstanding after giving effect to the offering:	139,213,311 shares.

Use of proceeds:	We are not selling any of the shares of Common Stock covered by this prospectus and will receive no proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. All of the proceeds from the sale or other disposition of Common Stock covered by this prospectus will go to the Selling Stockholders. We will bear all costs associated with registering the shares of Common Stock offered by this prospectus. See “Use of Proceeds” beginning on page 12.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Trading Symbol on OTC Markets:	BOMH

Transfer agent and registrar	Action Stock Transfer, Inc.
*	Based on 139,213,311 shares of Common Stock outstanding on August 4, 2020.

RISK FACTORS

Risks Related to the COVID-19 Pandemic

The recent COVID-19 pandemic may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.

While the complete impact on our business from the recent outbreak of the COVID-19 coronavirus is unknown at this time and difficult to predict, various aspects of our business are being adversely affected by it and may continue to be adversely affected.

As of the date hereof, COVID-19 has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and has resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets, including the market price of our securities. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted, and additional cities have enacted and others are considering, quarantining and “shelter-in-place” regulations which severely limit the ability of people to move and travel, and require non-essential businesses and organizations to close.

Our stores and the stores that sell our products are considered non-essential. There is significant uncertainty around the breadth and duration of these store closures and other business disruptions related to COVID-19, as well as its impact on the U.S. economy, consumer willingness to visit malls and shopping centers, and employee willingness to staff our stores once they re-open. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact.

Thus far, these restrictions have adversely affected our business, results of operations and financial condition. It is unclear how such restrictions, should they continue for an extended period, which will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition and our future strategic plans.

Risks Related to the Company

The Company has a limited operating history.

Boomer Naturals, Inc., the Company’s wholly-owned operating subsidiary, was formed in June 2019 and has a limited operating history, assets and operating revenues, and its prospects of future profitable operations may be delayed or never realized. We have a limited operating history upon which you may evaluate our business and prospects. We are in the early stages of our business and have not yet commenced full-scale operations. Accordingly, we are in the initial revenue phase, and our activities to date have involved research and development of products and services, business planning, market testing, and efforts to raise startup capital. Our business and prospects must be considered in light of the risk, expense, and difficulties frequently encountered by preliminary or limited revenue companies in early stages of development, particularly companies in highly competitive and evolving markets. If we are unable to effectively allocate our resources, manufacture our products, generate sales, or obtain and grow our customer base, our business operating results and financial condition would be adversely affected and we may be unable to execute our business plan, and our business could fail. Investors could therefore be at risk of losing their investment.

The Company has a short operating history, which makes it difficult to evaluate its prospects, and future financial results and may increase the risk that it will not be successful. The Company has provided certain historical financial information; however, such financial information may not be a reliable indicator of future results. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.

We have inadequate capital and need for additional financing to accomplish our business and strategic plans.

We have very limited funds, and such funds are not adequate to develop our current business plan. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, the Company will have to approach its business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund its growth, borrowing money from lenders or elsewhere or to take other actions to attempt to provide funding. We cannot guarantee that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us.

The Company has a history of operating losses and may continue to incur losses as it seeks to grow.

The Company had $5,079,983 in net loss for the nine months ended April 30, 2020. Additionally, the Company may incur future losses from the launch of new retail stores, inventory buildup that remains unsold, expenses associated with new marketing initiatives, and the growing expenses associated with additional staff necessary to manage Company growth. The extent of losses and the time required to reach profitability are uncertain. There can be no assurance that the Company will be able to obtain or sustain profitability on an ongoing basis.

The Company's success depends on the efforts and abilities of the Management team.

The Company is dependent upon the effort, experience, and abilities of its senior management team. The loss of the services of any of them for any reason could adversely affect the Company's business and operations, and there is no guarantee that the Company could find adequate replacements on a timely basis.

The Company may experience insufficient capital.

Management expects that the Company will need additional capital to fund the Company’s next growth phase. Additional sources of equity capital may not be available when needed or, if available, may only be available on unfavorable terms and in any event would result in the interests of the existing Shareholders being diluted. In such event, the Company may not be able to obtain the financing it needs, in which case the Company's potential growth could be delayed.

Risks Related to the Business of the Company

The health and wellness industry is highly competitive.

The health and wellness industry has extremely low barriers to entry and more companies are expected to enter the sector due to the popularity of the sector, especially during the first few months of a new year. Some of the Company’s current and potential competitors have greater resources for developing additional products, much longer operating histories, and have been marketing to wider audiences. As the Company continues to devote significant resources to developing its customer base, the Company will face significant competition from established companies that may have far greater experience than the Company. Although management believes that the Company is currently able to compete effectively in each of the various markets in which the Company participates, the Company cannot assure that the Company will be able to continue to do so or that the Company will be capable of maintaining or further increasing its current market share. The Company’s failure to compete successfully in its various markets could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our business is subject to changes in consumer preferences and discretionary spending.

Changes in consumer preferences or negative publicity around the CB5 product or industry as a whole could adversely impact Company revenue. The Company's success will also largely depend on various factors affecting discretionary consumer spending, including economic conditions, political conditions, disposable consumer income and consumer confidence, which may vary widely in different markets. Adverse changes in these factors could reduce our sales or impose practical limits on our product pricing, either of which could adversely affect the Company's results of operations.

The success of the Company’s business will depend in part on how favorably consumers perceive of and recognize its brand.

The Company has a pending trademark for Boomer Naturals.  The various names, logos, trademarks, service marks and trade secrets associated with the Company's current and future brands could be imitated in ways that the Company cannot predict or prevent. There is no assurance that the Company’s rights to use such Intellectual Property will be fully enforceable, that other parties will not infringe upon those rights, or that the Company’s competitors will not seek to utilize similar intellectual property. Accordingly, if a third party successfully challenges the Company’s ownership of, or right to use, such marks or if the Company is unable to stop unauthorized use of such marks or if the Company’s licensees of the marks and patents use them in a way that negatively impacts their value, the Company’s business or results of operations could be harmed. The unenforceability of such rights or the failure of other countries to recognize the Company's intellectual property rights could negatively impact the Company’s ability to capitalize on efforts to establish brand equity.

We are or will be subject to regulations that could adversely affect our business and results of operations.

We are or will be subject to extensive regulations where we manufacture, distribute and/or will sell our products. Our products are subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, storing, labeling, marketing, advertising and distribution of these products. If regulators determine that the labeling and/or composition of any of our products is not in compliance with law or regulations, or if we or our co-manufacturers otherwise fail to comply with applicable laws and regulations, we could be subject to civil remedies or penalties, such as fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of the products, or refusals to permit the import or export of products, as well as potential criminal sanctions. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect our business, financial condition or operating results.

The inability to hire and retain qualified staff could adversely affect operating results. The Company's success will depend in part upon management's ability to attract, motivate and retain a sufficient number of qualified employees, and support staff necessary to conduct its operations.  Qualified individuals of the requisite caliber and quantity needed to fill positions may be in short supply. Also, any material increases in employee turnover rates could have a material adverse effect on the Company’s business, financial condition, operating results or cash flows.

The Company is subject to numerous laws and regulations. The Company’s products are affected by a variety of regulations at the State and Federal levels. The Company will need to constantly monitor developments and adjust to changes in the laws and regulations. Such laws and regulations may change from time to time, and the Company may or may not be able to comply with new requirements. In addition, the cost of compliance may be very high and affect operating income.

The Company sells cosmetics and consumable products that could be subject to potential litigation risk. Although the Company engages high quality manufacturers and suppliers to produce products, it is unknown whether a defective product can cause harm to a person or pet. In the event of such a happening, the Company will likely be threatened with potential litigation from an injured party. In order to mitigate said risk, the Company shall maintain product liability insurance of at least $2,000,000.

Risks Related to the Securities Markets and Investments in Our Securities

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the COVID-19 pandemic the US and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Registrant for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and scope of our operations.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our common stock has fluctuated greatly. If, the market price of the common stock is less than $5.00 per share and the common stock does not fall within any exemption, it therefore may be designated as a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include but are not limited to:

progress of our products through the regulatory process;
government regulatory action affecting our products or our competitors’ products in both the United States and foreign countries;
developments or disputes concerning patent or proprietary rights;
economic conditions in the United States or abroad;
broad market fluctuations; and
changes in financial estimates by securities analysts.

There is a risk of market fraud.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.  A decline in the price of our common stock could be especially detrimental to our liquidity and our operations.  Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations.  If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations.  If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Our common stock may never be listed on a major stock exchange.

We anticipate seeking the listing of our common stock on a national or other securities exchange at some time in the future, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

There is no assurance of cash distributions to the Shareholders.

There is no assurance that the Shareholders will receive a return of any or all of their investment in the Company.   In the event cash is available for distribution, management may elect to reserve cash to further expand the business for a larger potential exit.  Any cash distributions to the Shareholders whether from operations or any future sale, disposition or other capital event of the Company are highly speculative, and the amounts of any such distributions cannot be accurately predicted.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund our operational requirements, which would dilute share ownership. Such sales of additional equity securities may adversely affect the market price of our common stock and your rights in the company may be reduced.

The Company’s continued viability depends on its ability to raise capital. We expect to continue to incur drug development and selling, general and administrative costs. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may determine that it is in the best interest of the company to develop new services or products. In any such case additional financing is required for the company to meet its operational requirements. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock. Our stockholders may experience substantial dilution upon such issuances and a reduction in the price that they are able to obtain upon sale of their shares. There can be no assurances that the company will be able to obtain such financing on terms acceptable to the company and at times required by the company, if at all.

The requirements of complying with the Sarbanes-Oxley act may strain our resources and distract management.

We are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002. The costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, we have maintained a small accounting staff, but in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight will be required. This includes, among other things, activities necessary for supporting our independent public auditors. This effort may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of December 31, 2019. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on the effectiveness of such company’s internal control over financial reporting in its annual report. Effective internal control over financial reporting is necessary for us to provide reliable financial reports, effectively prevent fraud and operate as a public company.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of April 30, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company's financial statements will not be prevented, or detected and corrected on a timely basis. Based on their evaluations, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of April 30, 2020 to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Treasurer, as appropriate to allow timely decisions regarding required disclosure. Because of our limited operations we have a small number of employees which prohibits a segregation of duties. As we grow and expand our operations, we will engage additional employees and experts as needed. However, there can be no assurance that our operations will expand.

Our failure to remediate the material weakness or our failure to discover and address any other material weaknesses or deficiencies may result in inaccuracies in our financial statements, delay in the preparation of our financial statements, and the loss of investor confidence in the reliability of our financial statements, which in turn could negatively influence the trading price of our Common Stock. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misappropriations of corporate assets and subject us to potential delisting from the stock exchange on which our Common Stock is listed, regulatory investigations or civil or criminal sanctions. As a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.

General Risk Factors

General investment risks. No assurance can be made that the Company will generate any profits. The Company's business will be subject to the risks generally incident to our industry, to the risks generally incident to the development of new products, particularly in the wellness community where consumers can be fickle.

Future changes in international, federal, state, and local laws and regulations may adversely affect the Company. These changes may have a negative impact on the Company's ability to achieve its goals and thus the value of the shares could be diminished or entirely lost.

The Shareholders will have limited authority. Purchasers of shares will have the status of shareholders in the Company and, with limited exceptions, will have no voice in the management or conduct of the affairs of the Company, including very limited voting rights. Except where the approval of the shareholders is expressly required by the law, management will have the sole and absolute right and authority to act for and on behalf of the Company in connection with all aspects of the business of the Company. Accordingly, no person should purchase shares unless such person is willing to entrust all aspects of the management of the Company to the management team and has evaluated the management team’s capabilities to perform such functions.

The Shareholders could lose their limited liability protection if they participate in the management of the Company. Shareholders are not generally liable for the debts and obligations of the Company beyond the amount invested in the Company. However, to the extent a Shareholder participates in the control of the Company's business, such Shareholder may become personally liable for the debts and obligations of the Company.

The Management Team is entitled to certain protections from the Company. The management team will not be liable to the Company or its Shareholders for monetary damages for an act or omission in the management team's capacity as such, except under certain limited circumstances. Furthermore, the Company (but not the Shareholders) will indemnify the management team for losses which arise out of acts or omissions of the management team under certain circumstances. The Company may purchase insurance for the payment of such indemnity obligations, but there is no guarantee that any such coverage will be insufficient to cover a particular claim or that the Company will be able to obtain insurance coverage at a reasonable cost.

The ownership interests of the Shareholders may be diluted in the future. The Company intends to continue to make significant investments to support its business growth and may require additional funds to respond to business challenges, including the need to expand into new markets, develop new products and features or enhance the Company’s existing products, improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, the Company may need to engage in equity or debt financings to secure additional funds. If the Company raises additional funds through future issuances of equity or convertible debt securities, the existing Shareholders could suffer significant dilution, and any new equity securities that are issued (if approved by the Shareholders) could have rights, preferences and privileges superior to those of the current Shareholders. Any debt financing the Company secures in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. The Company may not be able to obtain additional financing on favorable terms, if at all. If the Company is unable to obtain adequate financing or financing on satisfactory terms when required, the Company’s ability to respond to business challenges could be significantly impaired and have a material adverse effect on its financial condition and operating results.

We may face product liability claims. The Company, like any other retailer, distributor or manufacturer of products that are designed to be ingested or applied to the body faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. In the event that the Company does not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on the Company. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding the Company's insurance coverage could have a material adverse effect on the Company.

We rely on the proper function, availability and security of information technology systems to operate our business and a cyber-attack or other breach of these systems could have a material adverse effect on our business, financial condition or results of operations.

We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. Similar to other companies, the size and complexity of our information technology systems makes them vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards. Any failure by us to maintain or protect our information technology systems and data integrity, including from cyber-attacks, intrusions or other breaches, could result in the unauthorized access to personally identifiable information, theft of intellectual property or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Any of these event may cause us to have difficulty preventing, detecting, and controlling fraud, be subject to legal claims and liability, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach or theft of intellectual property, or suffer other adverse consequences, any of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to certain data privacy and security requirements, which are complex and varied among jurisdictions. Any failure to ensure adherence to these requirements could subject us to fines and penalties, and damage our reputation.

We are required to comply with numerous federal and state laws, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, which govern the collection, use and disclosure of personal information. Other countries also have, or are developing, laws governing the collection, use and transmission of personal information. In addition, most healthcare providers who may prescribe the products we currently sell or may sell in the future and from whom we may obtain patient health information are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996 and comparable state laws. The legislative landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect our business, including recently enacted laws in a majority of states requiring security breach notifications. Any of these laws could create liability for us or increase our cost of doing business, and any failure to comply could result in harm to our reputation, and potentially fines and penalties.

Risks Related to Intellectual Property

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

Our success depends significantly on our ability to maintain and protect our proprietary rights in the technologies and inventions used in or embodied by our product. To protect our proprietary technology, we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, as well as nondisclosure, confidentiality, license and other contractual restrictions in our manufacturing, consulting, employment and other third party agreements. These legal means may afford only limited protection, however, and may not adequately protect our rights or permit us to gain or keep any competitive advantage.

We have not and may not be able to adequately protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product and technologies in any or all countries throughout the world could be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from copying our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection that covers the commercial products to develop their own competing products that are the same or substantially the same as our commercial product and, further, may export otherwise infringing products to territories where we have patent protection, but judicial systems do not adequately enforce patents to cause infringing activities to be ceased.

We do not have patent rights in certain foreign countries in which a market for our product and technologies exists or may exist in the future. Moreover, in foreign jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our product and technologies.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Moreover, the United States Patent and Trademark Office (“USPTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our product and technologies.

We may in the future become involved in lawsuits to protect or enforce our intellectual property, or to defend our products against assertion of intellectual property rights by a third party, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidate is invalid and / or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and / or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could be more expeditious or cost-effective for plaintiffs than a standard court proceeding, and could result in revocation of or amendment to our patents in such a way that they no longer cover our product candidates or similar products of our competitors. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and / or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse effect on our business.

Interference or derivation proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patent applications. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product and our technologies.

Legislation introduced earlier this decade increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation, and switch the United States patent system from a “first-to-invent” system to a “first-inventor-to-file” system. Under a “first-inventor-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, in particular, the first-inventor-to-file provisions, only became effective on March 16, 2013. As case law continues to develop in response to this legislation, it is not yet clear what the full impact of the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement, and defense of our patents and applications. Furthermore, the United States Supreme Court and the United States Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain and enforce or defend additional patent protection in the future.

Our trademarks may be infringed or successfully challenged, resulting in harm to our business.

We rely on our trademarks as one means to distinguish our product from the products of our competitors, and we have registered or applied to register many of these trademarks. The USPTO or foreign trademark offices may deny our trademark applications, however, and even if published or registered, these trademarks may be ineffective in protecting our brand and goodwill and may be successfully opposed or challenged. Third parties may oppose our trademark applications, or otherwise challenge our use of our trademarks. In addition, third parties may use marks that are confusingly similar to our own, which could result in confusion among our customers, thereby weakening the strength of our brand or allowing such third parties to capitalize on our goodwill. In such an event, or if our trademarks are successfully challenged, we could be forced to rebrand our product, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademark rights in the face of any such infringement.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers, competitors, or other third parties. Although we endeavor to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our product, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers or other third parties. An inability to incorporate technologies or features that are important or essential to our product may prevent us from selling our product. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product.

Risks Related to Our Common Stock

The market price of our Common Stock has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors.

The trading price for our Common Stock has been, and we expect it to continue to be, volatile. The price at which our Common Stock trades depends upon a number of factors, including historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital needed and the terms on which it may be raised, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our Common Stock and affect the volume of trading, regardless of our financial condition, results of operations, business or prospects. Among the factors that may cause the market price of our Common Stock to fluctuate are the risks described in this “Risk Factors” section and other factors, including:

•	fluctuations in quarterly operating results or the operating results of competitors;
•	variance in financial performance from the expectations of investors;

•	changes in the estimation of the future size and growth rate of its markets;
•	changes in accounting principles or changes in interpretations of existing principles, which could affect financial results;
•	failure of its products to achieve or maintain market acceptance or commercial success;
•	conditions and trends in the markets served;
•	changes in general economic, industry and market conditions;
•	success of competitive products and services;
•	changes in market valuations or earnings of competitors;
•	changes in pricing policies or the pricing policies of competitors;
•	announcements of significant new products, contracts, acquisitions or strategic alliances by the Company or its competitors;

•	potentially negative announcements, such as a review of any of our filings by the SEC, changes in accounting treatment or restatements of previously reported financial results or delays in our filings with the SEC:
•	changes in legislation or regulatory policies, practices or actions;
•	the commencement or outcome of litigation involving us, our general industry or both;
•	our filing for protection under federal bankruptcy laws;
•	recruitment or departure of key personnel;
•	changes in capital structure, such as future issuances of securities or the incurrence of additional debt;
•	actual or expected sales of Common Stock by stockholders; and
•	the trading volume of our Common Stock.

In addition, the stock markets, in general, the OTC Markets and the market for synthetic cannabinoid companies in particular, may experience a loss of investor confidence. Such loss of investor confidence may result in extreme price and volume fluctuations in our Common Stock that are unrelated or disproportionate to the operating performance of its business, financial condition or results of operations. These broad market and industry factors may materially harm the market price of our Common Stock and expose it to securities class action litigation. Such litigation, even if unsuccessful, could be costly to defend and divert management’s attention and resources, which could further materially harm our financial condition and results of operations.

Anti-takeover provisions in our Amended and Restated Articles of Incorporation and By-laws may reduce the likelihood of a potential change of control, or make it more difficult for our stockholders to replace management.

Certain provisions of our Amended and Restated Articles of Incorporation and By-laws could have the effect of making it more difficult for our stockholders to replace management at a time when a substantial number of stockholders might favor a change in management. These provisions include:

•	providing for a staggered board; and
•	authorizing the board of directors to fill vacant directorships or increase the size of its board of directors.

Furthermore, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting rights. The board’s ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our Common Stock.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market.

The Company has never declared or paid any dividends to the holders of its Common Stock and does not expect to pay cash dividends in the foreseeable future.

The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company’s board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that it may enter into or by the terms of any preferred stock that may be authorized and issued. The Company does not expect to pay dividends in the foreseeable future. As a result, holders of our Common Stock must rely on stock appreciation for any return on their investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. See “Risk Factors” beginning on page 4.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after such applicable date or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the “Risk Factor” section hereof beginning on page 7 and in reports we will file from time to time with the Commission after the date of this prospectus.

USE OF PROCEEDS

We are not selling any of the shares of Common Stock covered by this prospectus and will receive no proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. All of the proceeds from the sale or other disposition of Common Stock covered by this prospectus will go to the Selling Stockholders. We will bear all costs associated with registering the shares of Common Stock offered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Markets under the symbol “BOMH.” Quotations on the OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of August 4, 2020, there were approximately 350 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any dividends to the holders of our Common Stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the expansion of our business and for general corporate purposes.

BUSINESS

Overview

The following section should be read in conjunction with the Financial Statements attached to this prospectus.

PRODUCTS

Boomer Naturals Holdings Inc., through its wholly-owned subsidiary Boomer Naturals, Inc., a Nevada corporation, provides wellness solutions to multiple target markets through multiple sales channels, including retail locations, e-commerce, and wholesale distribution networks. We are currently engaged in two principal product lines: (i) Boomer Botanics, our line of wellness products that contains our proprietary formula combining five natural and powerful ingredients that target the body’s endocannabinoid system (ECS) which is an FDA-compliant, CBD alternative; and (ii) our line of face masks and other personal protection equipment.

Boomer Botanics

Boomer sells health and wellness products and services geared toward alleviating pain, anxiety and improving general wellness through our proprietary lines of CB5 products. CB5 formula is an FDA-compliant alternative that fully supports the body’s endocannabinoid system (ECS). This revolutionary breakthrough combines five natural and powerful ingredients that target the ECS. Our product formulas are developed by our team of medical and scientific advisory board and are currently manufactured by FDA registered and GMP certified third-party contract manufacturers located in Florida.

Since our products do not contain any CBD or THC and all of our ingredients are on the FDA’s GRAS (Generally Recognized as Safe List), Boomer Naturals is able to advertise on Google, Facebook, Yahoo, Bing, YouTube, Instagram, and all national television networks. CBD and cannabis companies are not allowed to advertise on any of these channels. This allows Boomer Naturals to advertise creating brand recognition that our CBD competitors cannot. With many millions of people searching on the Internet monthly for CBD or CBD alternative products for pain, anxiety, inflammation, and sleep, being able to advertise is a huge advantage.

Boomer Naturals has obtained certificates of free sale to export our CB5 products to over 20 countries outside of the United States. The United States does not offer export certificates for CBD or THC products allowing Boomer Naturals to service the needs of the alternative wellness market globally.

The CB5 products were developed by neurosurgeon, Dr. Markus Chwajol https://boomernaturals.com/wellness-advisory-board/markus-chwajol/. The Boomer CB5 products contain a powerful combination of terpenes that interact with three known cannabinoid receptors and possibly a fourth, while the standard products in the industry interact only with one. The product contains all-natural ingredients which are all listed on the Generally Recognized as Safe list of the Food and Drug Administration and was developed by a practicing brain surgeon who is an expert in natural ingredients and CB receptors.

Boomer focuses on wellness solutions for the 50 and older age demographic through the development of products using the Boomer proprietary CB5 formula. The CB5 formula includes a variety of terpenes that are compliant with FDA guidelines as all ingredients are listed on the Generally Recognized as Safe list. The solutions include products to alleviate pain, reduce anxiety, increase sleep quality, as well as offer cosmetic benefits. In addition, Boomer offers a full line of products to benefit the health of pets, including those suffering from seizures.

Boomer Natural’s product lines include CB5, Golf CB5, Pet CB5, SKIN Sunscreen, and medical-grade skincare.  Our most popular CB5 products are the AM, PM, and all-day tinctures and gummies as well as our pain relief roll on. Boomer Naturals products are available online at BoomerNaturals.com and, and at Boomer Naturals retail stores, doctors’ offices, and golf shops and resorts across the country. The Company believes its proprietary formulations are an alternative to CBD,

These statements have not been evaluated by the Food and Drug Administration. The FDA has not reviewed or cleared any of our products nor has the FDA endorsed or verified any of our claims regarding our products. Our products are not intended to diagnose, treat, cure, or prevent any disease and none of our products have been approved by the FDA for any purpose.

The Company’s initial wellness partners include Tommy Bahama, PGA of America (PGA Magazine), and Madison Square Garden. Boomer Naturals will leverage the brand recognition and customer loyalty of these top brands to elevate our brand to a leader in wellness.

On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of the Company’s products as more fully set forth in the License Agreement. The License Agreement requires the Company to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.

Pursuant to the License Agreement, Boomer Naturals is Tommy Bahama’s exclusive wellness licensed partner. Tommy Bahama recently placed its first order for $500,000 of products from our CB5 line for people and pets. Boomer CB5 is the premier product for Tommy Bahama’s Friend and Family event scheduled for March 2020 with CB5 product placement at cash register countertops in both men’s and women’s departments. Tommy Bahama is expected to give our roll-on as a free gift with purchases during March and has ordered 19,000 roll-ons to give away at their largest retail event of the year. Also beginning in March, Tommy Bahama is expected to send emails to their database with offers from Boomer Naturals and posting offers on their social media platforms reaching approximately 500,000 followers.

Our Strategy

With our CB5 formula we believe are in a unique position to brand our line. Our FDA compliant product will give us access to advertising on national television and social media platforms like Facebook and Google. In addition we expect to air promotional/educational content throughout 2020 on PBS affiliates across the country as well as a corporate sponsorship at Madison Square Garden and the MSG network.

However, as a result of COVID-19 Pandemic, there can be no assurance that we will be able to increase any retail sales of our CB5 products. Most of the stores that sell our CB5 products are non-essential retail stores so the ability to generate sales will be subject to these stores re-opening sufficiently in the near future and consequently remaining open, of which we can offer no predictions or assurances.

Online Sales

Through its websites and internet advertising, Boomer will be able to brand its products while informing consumers of the attributes of CB5. This direct to consumer interaction could pave the way for significant online sales through the Boomer Naturals website.

National Retail Chains.

As a result of the Pandemic, most non-essential retail stores were required to be closed since March 2020. Further many National Retail Chains are hesitant to introduce CBD related products on a national scale and thus far have only offered topical products in regional test markets. The FDA compliant ingredients in CB5 will allow these chains to offer Boomer Natural products in both topical and ingestible forms nation-wide.

Golf

As a result of the Pandemic, most golf courses and non-essential retail stores that sold golf-related products were required to be closed since March 2020. As stores reopen and items are phased in, we plan to continue to grow our distribution network in the golf space in part through our relationship with PGA Magazine and the PGA Merchandising Show. With access to vendors through these mediums and the ability to advertise we will be able to best utilize of our wide-ranging wholesale sales network. We are in a unique position to capture a significant share of the expansive golf market.

Overseas opportunities

Boomer has begun discussions with distributors in over 7 countries to carry the Boomer Naturals CB5 product line. These distributors see a unique opportunity to fulfill consumer demand via CB5 where CBD is not available to sell.

In addition, we intend to seek new branding and licensing opportunities for our intellectual property and we will seek strategic corporate and product acquisitions.

MARKET SIZE

According to the Global Wellness Institute, health and wellness is a multi-billion dollar industry and the trend is for consumers moving away from pharmaceuticals toward more natural solutions for everyday challenges. To meet this demand, Boomer Naturals created an all-natural doctor-formulated alternative to CBD, known as CB5. CB5 is a proprietary blend of botanical terpenes designed to restore balance to the ECS. Discovered in the early 1990s, the body's ECS features cannabinoids and receptors (CB1, CB2, and two others yet to be named) that are some of the most abundant neurotransmitters found in the brain. The ECS supports and regulates several key systems and can help with issues relating to reducing pain and inflammation, balancing sleep/wake cycles, supporting the immune system, balancing mood, supporting a healthy metabolism, supporting reproductive health, and more. We believe CB5 is a more effective solution than CBD because it hits more receptors in the ECS with an entourage effect of many different plant terpenes.

According to Forbes, the projected market value of the CBD industry was expected to hit $20 billion by 2024. https://www.forbes.com/sites/irisdorbian/2019/05/20/cbd-market-could-reach-20-billion-by-2024-says-new-study/#7c8a622a49d0

The over the counter drugs and medication market was valued at $125 billion USD in 2018 and is estimated to be $185 billion USD by 2025. https://www.gminsights.com/industry-analysis/over-the-counter-otc-drugs-market

According to a Global Use of Medicines report from the IQVIA Institute for Human Data Science, the global pharmaceutical industry was valued at $1.2 trillion in 2018. https://pharmaceuticalcommerce.com/business-and-finance/global-pharma-spending-will-hit-1-5-trillion-in-2023-says-iqvia/

One study from Statista, a subscription based aggregator of statistics, provided that the US market value of vitamins, minerals and supplements was over $48.5 billion dollars in 2017. https://www.statista.com/statistics/521735/market-size-vitamins-minerals-and-supplements-worldwide/

Another report from Grand View Research, a market research and consulting company that was not hired by the Company, predicts that the global pet care market size has an estimated current market value of $131.7 billion dollars and is expected to grow to $202.6 billion US by 2025. https://www.grandviewresearch.com/press-release/global-pet-care-market

Boomer Medical Products

Upon most U.S. States issuing some level of Stay-At-Home orders arising from the COVID-19 pandemic, the short-term business strategy of Boomer Naturals shifted. Boomer Naturals received its first round of Tommy Bahama orders during March 2020 and expected that Tommy Bahama would be reordering on a monthly basis to replenish stock at all of its brick and mortar retail locations. In addition, we believe Tommy Bahama intended to launch an aggressive e-commerce campaign commencing with email advertisements to its significant database of customers.

Once the Stay-At-Home orders took effect, Tommy Bahama was required to close its retail stores for several months and further elected to delay any major e-commerce marketing initiatives due to their belief that consumers were primarily spending money on food and other necessities as opposed to engaging in significant discretionary spending during the Pandemic. It would have been reasonably expected that said actions by Tommy Bahama would have caused a significant delay in revenues to the Company. However, management saw an opportunity to remain consistent with its health and wellness brand strategy by expanding its offerings to face coverings and other products within the Personal Protective Equipment category.

Commencing in April 2020, Boomer Naturals began to offer for online retail sale at its website a variety of face coverings and sanitizers. During this period, Boomer Naturals began running advertisements on television, radio and various digital platforms featuring face coverings. Due the overwhelming demand for such items, e-commerce sales have grown to over 1,000 orders per day as of April 30, 2020. This increased revenue stream was able to replace the anticipated revenue arising from the Tommy Bahama relationship. In addition, while the e-commerce PPE vertical continued to grow, Boomer Naturals began to receive some interest in wholesale purchases of face coverings and other protective equipment. Boomer Naturals is in the early-stages of growing a wholesale PPE division. While no assurance can be given regarding the performance of the Boomer Medical products division, the Company anticipates that this division will continue to generate revenues for the next three to six months to accompany the expected reemergence of the CB5 division upon Tommy Bahama retail stores reopening and increase overall brand awareness from the retail focused advertising campaign.

Boomer Naturals recently became the approved vendor for face coverings for a national retail chain with over 5,000 retail stores and has begun receiving and filling orders for this retailer. To date, Boomer Naturals has received $6 million in orders from this retailer. Additionally, Boomer Naturals recently executed a purchaser order agreement with this retailer and its affiliate for approximately 2.7 million branded face coverings.

MANAGEMENT AND EMPLOYEES

As of the date of this Report, Boomer has forty (40) full time employees.  We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

PROPERTIES

The Company does not own any physical location.  Boomer currently leases its corporate headquarters and other offices in Las Vegas, Nevada which lease expires on September 20, 2027.  We believe our current offices are sufficient in size for current and near term future operations.

GOVERNMENT REGULATION

We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward.  There are no regulatory notifications or actions pending.

Certain of our products are considered supplements and are regulated in the U.S. either as food or dietary supplements. The formulation manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, "sale" or "sold" may be used to signify all of these activities) of dietary supplements such as those sold by the Company are subject to regulation by one or more federal agencies, principally the Food and Drug Administration (the "FDA") and the Federal Trade Commission (the "FTC"), and to a lesser extent the Consumer Product Safety Commission and United States Department of Agriculture. The Company's activities are also regulated by various governmental agencies for the states and localities in which the Company's products are sold, as well as by governmental agencies in certain countries outside the United States in which the Company's products are sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims made with respect to a product's ability to provide health-related benefits.

Federal agencies, primarily the FDA and FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labeling or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the dietary supplements industry, including the imposition by federal agencies of civil penalties in the millions of dollars against a few industry participants. There can be no assurance that the regulatory environment in which the Company operates will not change or that such regulatory environment, or any specific action taken against the Company, will not result in a material adverse effect on the Company. In addition, increased sales of, and publicity about, dietary supplements may result in increased regulatory scrutiny of the dietary supplements industry.

The Dietary Supplement Health and Education Act ("DSHEA") was enacted in 1994, amending the Federal Food, Drug and Cosmetic Act. The Company believes DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of "dietary supplements," which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients on the market as of October 15, 1994 do not require the submission by the manufacturer or distributor to the FDA of evidence of a history of use or other evidence of safety establishing that the ingredient will reasonably be expected to be safe, but a dietary ingredient which was not on the market as of October 15, 1994 may need to be the subject of such a submission to FDA at least 75 days before marketing. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as "food additives" and allows the use of statements of nutritional support on product labels. The FDA has issued proposed and final regulations in this area and indicates that further guidance and regulations are forthcoming. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient we may decide to use. The FDA’s refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring the FDA pre-approval based on newly conducted, costly safety testing.

Moreover, there can be no assurance that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or re-labeling to delete such statements. It is also possible that the FDA could allege false statements were submitted to it if structure/function claim notifications were either non-existent or so lacking in scientific support as to be plainly false.

The FDA has issued a proposal to regulate the sale of products containing the herb "ma huang" (also known as ephedra), a natural ingredient that contains a small percentage of ephedrine alkaloids. Various states and localities also have proposed or adopted restrictions on the sale of ephedra.

In November 1998, the FTC announced new advertising guidelines specifically for the dietary supplement industry, entitled "Dietary Supplements: An Advertising Guide for Industry." These guidelines reiterate many of the policies the FTC has previously announced over the years, including requirements for substantiation of claims made in advertising about dietary supplements.

The FDA has announced its intent to issue proposed Good Manufacturing Practices regulations for the dietary supplement industry. The FDA has published the industry's proposed GMP guidelines, but has not yet published its own proposed regulations for public comment.

The FTC regulates the marketing practices and advertising of all our products. In recent years, the FTC instituted enforcement actions against several dietary supplement companies for false and misleading marketing practices and advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. Under FTC standards, the dissemination of any false advertising constitutes an unfair or deceptive act or practice actionable under Section 45 of the Fair Trade Commission Act and a false advertisement actionable under Section 52 of that Act. A false advertisement is one that is “misleading in a material respect.” In determining whether an advertisement or labeling information is misleading in a material respect, the FTC determines not only whether overt and implied representations are false but also whether the advertisement fails to reveal material facts. Under the FTC’s standards, any health benefit representation made in advertising must be backed by “competent and reliable scientific evidence” by which the FTC means: “tests, analyses, research studies, or other evidence based upon the expertise of professionals in the relevant area, that have been conducted and evaluated in an objective manner by persons qualified to do so, using procedures generally accepted by the profession to yield accurate and reliable results.”

The FTC has increased its review of the use of the type of testimonials that may be used to market our products. The FTC requires competent and reliable evidence substantiating claims and testimonials at the time that such claims of health benefit are first made. The failure to have this evidence when product claims are first made violates the Federal Trade Commission Act. Although the FTC has never threatened an enforcement action against the Company for the advertising of its products, there can be no assurance that the FTC will not question the advertising for our products in the future.

We believe we are currently in compliance with all applicable government regulations. We cannot predict what new legislation or regulations governing our operations will be enacted by legislative bodies or promulgated by agencies that regulate its activities. The FDA is expected to increase its enforcement activity against dietary supplements that it considers to be in violation of FFD&CA. In particular, the FDA is increasing its enforcement of DSHEA provisions. Those activities will be enhanced by the appropriation for increased FDA budgets for dietary supplement regulation enforcement.

We believe we may become subject to additional laws or regulations administered by the FDA or other federal, state, or foreign regulatory authorities. We also believe the laws or regulations which are considered favorable may be repealed, or more stringent interpretations of current laws or regulations may be implemented. Any or all of such requirements could be a burden to us. Future regulations could require us to:

•          change the way we conduct business;

•          use expanded or different labeling;

•          recall, reformulate or discontinue certain products;

•          keep additional records;

•          increase the available documentation of the properties of its products; and/or

•          increase the scientific proof of product ingredients, safety, and/or usefulness.

The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect such additional regulation, when and if it occurs, would have on its business in the future. Such additional regulation could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products, additional record keeping, expanded documentation of the properties of certain products, revised, expanded or different labeling and/or additional scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company.

MANAGEMENT, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Below are the names and certain information regarding the Company’s executive officers and directors:

Name	Age	Position
Michael Quaid	57	Chief Executive Officer, Director
Thomas Ziemann	59	Chief Operating Officer, Director
Daniel Capri	69	President, Chairman

Michael Quaid, Chief Executive Officer. Michael Quaid has served as the Chief Executive Officer of Boomer Naturals since its formation in August 2019, following a brief retirement. Prior to joining Boomer Naturals and from January 2013 to December 2018, Mr. Quaid was the majority owner and Managing Director of Typhoon FX trading platforms. Previously from January 1995 until January 2008, Mr. Quaid was Managing Partner at KCCO II Trading. From 1991-1995 Mr. Quaid was head of European Derivatives for S.G. Warburg & Co. in London. Prior to these roles Mr. Quaid held financial engineering positions at Itel Corporation and started his career as an auditor with Arthur Young & Co. Mr. Quaid holds an MBA from the Kellogg School of Business, Northwestern University and a Bachelor of Science degree from Millikin University.

Thomas Ziemann, Chief Operating Officer. Mr. Ziemann has been the Chief Operating Officer of Boomer Naturals since July 2019. Simultaneously therewith and since December 2018, Mr. Ziemann has served as the Chief Executive Officer of Boomer Natural Wellness, Inc. following over three years of retirement. Prior thereto and from January 1992 to December 2014 Mr. Ziemann served in several capacities with RJF Agencies, Inc, a small independent insurance agency, as partner/shareholder/owner and Executive Vice President. Mr. Ziemann began his career in 1982 with Federated Mutual Insurance Company in Owatonna, MN. He began his sales career as a Marketing Representative in Willmar, MN then moving to Eau Claire, WI in 1990. Completed his CIC designation in 1986, while earning top sales membership into the prestigious Presidents Council and Distinguished Service Award as a Senior Marketing Representative. Mr. Ziemann is also currently and since June 2015 has served as a co -owner and board member of Arizona Organics.  Thomas Ziemann is a 1982 graduate of Bemidji State University with a BS in Business Administration.

Daniel Capri, Director, President, Treasurer and Secretary. Mr. Capri has served as the President of Boomer Naturals, Inc. since June 2019. Simultaneously therewith and from June 2019, Mr. Capri has also served as the Managing Member of Internet Business Consultants of Nevada (IBC), an ecommerce advisory, a company located in Las Vegas, Nevada. Mr. Capri was part of the founding team at Xyience, a leading supplement and energy drink company. Mr. Capri has been the owner and Founder of Whale Sports, a sports advisory service since its inception in March 2017, helping to grow sales from zero to over a million dollars in revenue in its first year. Prior thereto and from April 2015 to March 2017, Mr. Capri was retired.

Our directors are elected for a term of one year and serve until such director’s successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

The Company has no nominating, audit or compensation committees at this time.

Audit Committee and Financial Expert; Committees

The Company does not have an audit committee. We are not a "listed company" under SEC rules and are therefore not required to have an audit committee comprised of independent directors.

The Company has no nominating or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

None of our directors and officers have been affiliated with any company that has filed for bankruptcy within the last ten years. We are not aware of any proceedings to which any of our officer or director, or any associate of such officer or director, is a party adverse to us or any of our or has a material interest adverse to us or any of our subsidiaries.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following table sets forth the total compensation awarded to, earned by or paid to: (i) each person who served as a principal executive officer for the years ended December 31, 2019 and 2018, and (ii) our two other most highly-compensated executive officers who were serving as executive officers on December 31, 2019. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus ($)	Stock Award(s) ($)	Option Awards (#)	All Other Compensation ($)	Total ($)
Daniel Capri, Chairman, President (1)	2019	$48,000	$—	$—	—	$—	$48,000
	2018	$—	$—	$—	—	—	$—
Thomas Zieman, Director, COO(2)	2019	$60,000	$—	$—	—	$—	$60,000
	2018	—	—	—	—	$—	$—
Michael Quaid, Director, CEO(2)	2019	$60,000	$—	$—	—	$—	$60,000
	2018	$—	$—	$—	—	$—	$—

Employment Agreements

Each of Daniel Capri, Michael Quaid and Thomas Ziemann executed employment agreements with the Company on January 16, 2020 (the “Agreements”). The term for each of the Agreements is three years. Each of the officers shall receive 500,000 shares of the Company’s common stock and salary in the following amounts (i) $4,000 per month during the first ninety (90) days of the Agreements; (ii) an increase to $10,000 per month during any month in which the Company’s sales reach One Million Dollars ($1,000,000 or (iii) an increase to a total of $15,000 per month during any month in which the Company’s sales reach $3,000,000 per month. In addition, the executives are eligible for annual bonuses shall be paid as determined by the Board of Directors of Employer. Any of the executives may terminate the Agreement on ninety (90) days written notice and the Company may terminate the Agreement: (i) without advance notice if the executive is found guilty in a court of law of a felony or agreeing to a felony plea; (ii) if the executive breaches any of the provisions of the Agreement and the breach is not cured within 30 days written notice; and (iii) executive becomes disabled and cannot perform his duties hereunder and said disability continues for a period of twelve (12) consecutive months. The executives are eligible for benefits upon the establishment by the Company of a benefit plan. The Agreements also provide customary provisions or reimbursement, non-disclosure, confidentiality and other terms.

Mr. Capri has agreed to temporarily defer his salary.

Outstanding Equity Awards

There are no outstanding equity awards made to any named executive officer that were outstanding at March 11, 2020.

Compensation of Directors

Our directors do not receive a fee for serving as directors of the Company.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with its executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Based solely upon information made available to us, the following table sets forth information regarding the beneficial ownership of our Common Stock as of August 4, 2020, held by: (i) each director and director nominees; (ii) each of the named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each additional person or group who is known by us to own beneficially more than 5% of our Common Stock . Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Boomer Holdings Inc., 8670 W Cheyenne Avenue, #120, Las Vegas Nevada 89129.

	Beneficial	Percent of Class
Shareholder (1)	Ownership	(2)
Michael Quaid, Director, Chief Executive Officer,	7,000,000	5.0%
Thomas Ziemann, Director, Chief Operating Officer (3)	4,050,000	2.9%
Daniel Capri, Chairman, President (4)	34,000,000	24.4%

All Officers and Directors as a Group (3 persons)	45,050,000	32.4%

Other 5% Holders
GTH Holdings LLC (5)	7.940,001	5.70%

(1)	The address for all officers, directors and beneficial owners is 8670 W Cheyenne Avenue, #120, Las Vegas Nevada 89129.

(2)	Based upon 139,213,311 shares of Common Stock outstanding.

(3)	Includes 2,000,000 shares of common stock are held by the Thomas Ziemann Revocable Grantor Trust and 2,050,000 shares held by Old Abes Holding LLCover which Mr. Zieman holds voting and dispositive power.

(4)	Represents 6,000,000 shares of Common Stock held by Mr.Capri individually, 9,000,000 shares of Common Stock held by Nettech Holdings, 7,000,000 shares of Common Stock held by IBC of Nevada, Inc., 6,000,000 shares held by Reminders from Heaven LLC and 5,000,000 shares held by Whale Sports, over which Mr. Capri holds voting and dispositive control.

(5)	Giang Thi Hoang holds voting and dispositive control over the shares held by GTH Holdings LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

Anti-takeover Effects of Nevada Law and of Our Charter and Bylaws

In addition to the features of our charter related to the issuance of preferred stock, which are described above, the Nevada Revised Statutes (“NRS”) contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:

Nevada law, provides that any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise.

In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our Articles of Incorporation and our Bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.

Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our Articles of Incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.

Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Articles of Incorporation or Bylaws, which means these provisions apply to us.

Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.

Our articles of incorporation and/or bylaws provide that:

•	the authorized number of directors can be changed only by resolution of our board of directors;

•	our bylaws may be amended or repealed by our board of directors or our stockholders;

•	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statutes and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

DESCRIPTION OF COMPANY SECURITIES

The following description of our Common Stock and preferred stock summarizes the material terms and provisions of our Common Stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated By-Laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Amended and Restated Articles of Incorporation, as amended, as our certificate of incorporation, and we refer to our Amended and Restated By-Laws as our by-laws. The terms of our Common Stock and preferred stock may also be affected by Nevada law.

Authorized Capital Stock

Our authorized capital stock consists of 210,000,000 shares of our Common Stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of August 4, 2020, we had 139,213,311 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting

Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Holders of our Common Stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment or filling vacancies on the board of directors.

Dividends

Holders of Common Stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of Common Stock may be paid to holders of shares of Common Stock. We do not intend to pay cash dividends in the foreseeable future.

Liquidation and Dissolution

Upon our liquidation or dissolution, the holders of our Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding.

Other Rights and Restrictions

Our Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Our Common Stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of Common Stock to transfer the stockholder’s shares of Common Stock. If we issue shares of Common Stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations, or restrictions with respect to each class or series of such class without further vote or action by the stockholders. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Market Information

Our Common Stock is quoted the OTC Markets under the symbol “BOMH”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Action Stock Transfer, Inc.

SELLING STOCKHOLDERS

We are registering for resale or other disposition by the Selling Stockholders named herein a total of 7,520,013 shares of Common Stock. From inception though the six months year ended January 31, 2018, the Company issued an aggregate 7,533,000 shares of its common stock at $0.03 per share for total proceeds of $25,110. Following the share exchange with Boomer and the retirement of 33,000 of such shares, the Company agreed to register the remaining 7,500,000 shares (the “Offering Shares”) for resale for the benefit of the Selling Stockholders on this registration statement.

The table below lists (a) the names of the Selling Stockholders whose shares are being offered by this prospectus, (b) information regarding the beneficial ownership of shares of Common Stock by each of the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 4, 2020; and (c) the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders and the Company’s transfer agent.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Investor Name	Total Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to the Prospectus	Number of Shares Beneficially Owned After Offering	% of Class After Offering*
Offering Shares

GTH Holdings LLC	1,440,000	1,440,000	0	*
Tiet Boomer Holdings LLC	1,440,000	1,440,000	0	*
Boomer NYC Holdings Inc	1,005,000	1,005,000	0	*
Boomer Syndicate Inc	870,000	870,000	0	*
Micro Cap Ventures Inc	954,999	954,999	0	*
Phoenix Diversified Holdings LLC	300,000	300,000	0	*
Yue Long	180,000	180,000	0	*
Lisa Tursellino	150,000	150,000	0	*
Incubation Inc	120,000	120,000	0	*
Jason Phan	150,000	150,000	0	*
JKB Investment Inc (Nevada Corporation)	75,000	75,000	0	*
Jonathan Lindenblatt	75,000	75,000	0	*
Gerard Casazza	75,000	75,000	0	*
Michael And Rhonda Stauner Revocable
Trust U/A/D June 24, 1993	100,002	100,002	0	*
Craig Casca	20,001	20,001	0	*
Rachelle Dietz	100,002	100,002		*
Steve Denk	100,002	100,002	0	*
Gregg Knudten	125,001	125,001	0	*
William Holl	25,002	25,002	0	*
Rob Holt	40,002	40,002	0	*
Winston Deloney	125,001	125,001	0	*
Mary Uelmen	50,001	50,001	0	*

Total:	7,520,013	7,520,013	0	*

*	Percentage not listed if less than 1%.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market (any of the markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing)) or in private transactions. These sales may be at fixed or negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the securities. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be freely resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser of the securities at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements in this prospectus constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Corporate History

Boomer Holdings Inc. was incorporated as Remaro Group Corp. under the laws of the State of Nevada on March 31, 2016. On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with BNW, Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer. Pursuant to the Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 40,326,913 pre-split shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the terms of the Exchange Agreement, the Company’s Majority Shareholder agreed to retire 8,000,000 shares of the Company’s Common Stock. Also on January 7, 2020, the Company approved an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 of which 200,000,000 shares shall be Common Stock and 10,000,000 shares will be blank-check preferred stock, par value $0.001 per share.

Description of Our Business

CB5 Products

We are engaged in the research, development, acquisition, licensing and sales of health and wellness products including our proprietary line of CB5 products and, more recently, face coverings gloves, and gowns and hand sanitizers. Our specialized natural CB5 products have FDA compliant ingredients and are impactful on the endocannabinoid system. These products are powered by natural terpenes, include, edible and topical offerings. We are engaged in marketing and branding within the alternative CBD/THC space, including our trademark “CB5” brand which is a proprietary formula and currently patent pending. Boomer Naturals currently operates a retail store in Las Vegas Nevada and is negotiating a lease on the company’s flagship store in Manhattan New York. Boomer Natural products are also available in Golf Pro Shops, Specialty Stores, Chiropractic Offices and Nail Salons across the countries. Boomer Naturals has a robust online presence and enjoys material sales through its website at boomernaturals.com. The Company has shifted its focus to its Boomer Medical Supplies segment. Boomer Medical Supplies is focusing on the perceived opportunity created from the recent shift away from the reliance on Chinese-produced medical supplies.

Our Strategy

With our CB5 formula we believe are in a unique position to brand our line. Our FDA compliant product will give us access to advertising on national television and social media platforms like Facebook and Google. In addition we expect to air promotional/educational content throughout 2020 on PBS affiliates across the country as well as a corporate sponsorship at Madison Square Garden and the MSG network.

Online Sales

Through its websites and internet advertising, Boomer will be able to brand its products while informing consumers of the attributes of CB5. This direct to consumer interaction could pave the way for significant online sales through the Boomer Naturals website.

National Retail Chains.

Currently many National Retail Chains are hesitant to introduce CBD related products on a national scale and thus far have only offered topical products in regional test markets. The FDA compliant ingredients in CB5 will allow these chains to offer Boomer Natural products in both topical and ingestible forms nation-wide.

Golf

We plan to continue to grow our distribution network in the golf space in part through our relationship with PGA Magazine and the PGA Merchandising Show. With access to vendors through these mediums and the ability to advertise we will be able to best utilize of our wide-ranging wholesale sales network. We are in a unique position to capture a significant share of the expansive golf market.

Chiropractors

Without the endorsement of the American Chiropractors Association many Chiropractors are not employing CBD into treatments. CB5 with its FDA compliant ingredients clears the path for doctors wishing to employ a natural alternative to pharmaceuticals. CB5 was be introduced nationally to the Chiropractor community at the widely attended Parker Chiropractor Show in Las Vegas Nevada in February. A key component to the attendance at this show is that no CBD companies were allowed to exhibit.

Veterinarians

Like the Chiropractor community Veterinarians continue to look for non-pharmaceutical solutions for animals. To date the American Veterinary Association has not endorsed CBD. This leaves a tremendous opportunity for CB5 making an impact into the Veterinary space. Boomer Naturals can exhibit and introduce its product line to the community at the AVMA annual conventions.

Overseas opportunities

Boomer has begun discussions with distributors in over 7 countries to carry the Boomer Naturals CB5 product line. These distributors see a unique opportunity to fulfill consumer demand via CB5 where CBD is not available to sell.

In addition, we intend to seek new branding and licensing opportunities for our intellectual property and we will seek strategic corporate and product acquisitions.

COVID-19 Developments – Boomer Medical Products

Upon most U.S. States issuing some level of Stay-At-Home orders arising from the COVID-19 pandemic, the short-term business strategy of Boomer Naturals shifted. Boomer Naturals received its first round of Tommy Bahama orders during the first quarter 2019 and expected that Tommy Bahama would be reordering on a monthly basis to replenish stock at all of its brick and mortar retail locations. In addition, Tommy Bahama intended to launch an aggressive e-commerce campaign commencing with email advertisements to its significant database of customers. Once the Stay-At-Home orders took effect, Tommy Bahama was required to close its retail stores for several months and further elected to delay any major e-commerce marketing initiatives due to their belief that consumers were primarily spending money on food and other necessities as opposed to engaging in significant discretionary spending during the Pandemic. It would have been reasonably expected that said actions by Tommy Bahama would have caused a significant delay in revenues to the Company. However, management saw an opportunity to remain consistent with its health and wellness brand strategy by expanding its offerings to face coverings and other products within the Personal Protective Equipment category.

Commencing in April 2020, Boomer Naturals began to offer for online retail sale at its website a variety of face coverings and sanitizers. During this period, Boomer Naturals began running advertisements on television, radio and various digital platforms featuring face coverings. Due the overwhelming demand for such items, e-commerce sales have grown to over 1,000 orders per day as of June 8, 2020. This increased revenue stream was able to replace the anticipated revenue arising from the Tommy Bahama relationship. In addition, while the e-commerce PPE vertical continued to grow, Boomer Naturals began to receive some interest in wholesale purchases of face coverings and other protective equipment. Boomer Naturals is in the early-stages of growing a wholesale PPE division. While no assurance can be given regarding the performance of the Boomer Medical products division, the Company anticipates that this division will continue to generate revenues for the next three to six months to accompany the expected reemergence of the CB5 division upon Tommy Bahama retail stores reopening and increase overall brand awareness from the retail focused advertising campaign.

RESULTS OF OPERATIONS

Results of Operations
Three Months Ended April 30, 2020 (Unaudited) Compared to Three Months Ended April 30, 2019 (Unaudited):

	Three Months Ended April 30,
	2020		2019		Changes
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Net revenue	$1,249,373	100.0%	$—	0.0%	$1,249,373	100.0%
Cost of Goods Sold	782,982	62.7%	—	0.0%	782,982	62.7%
Gross profit	466,391	37.3%	—	0.0%	466,391	37.3%

Operating expenses:
Advertising and marketing	427,743	34.2%	—	0.0%	427,743	34.2%
General and administrative	552,904	44.7%	—	0.0%	552,904	44.7%
Payroll and payroll taxes	662,656	53.0%	—	0.0%	662,656	53.0%
Professional fees	582,875	46.7%	—	0.0%	582,875	46.7%
Research and development	539	0.0%	—	0.0%	539	0.0%
Depreciation and amortization	11,536	0.9%	—	0.0%	11,536	0.9%
Rent	144,910	11.6%	—	0.0%	144,910	11.6%
Total operating expenses	2,383,163	190.7%	—	0.0%	2,382,163	190.7%

Loss from operations	(1,916,772)	-153.4%	—	0.0%	(1,916,772)	-153.4%

Other Income (Expense):
Interest expense	(91,274)	-7.3%	—	0.0%	(91,274)	-7.3%
Other income	1,790	0.1%	—	0.0%	1,790	0.1%
Total other income (expense)	(89,484)	-7.2%	—	0.0%	(89,484)	-7.2%

Loss before provision for income taxes	(2,006,256)	-160.6. %	—	0.0%	(2,006,256)	-160.6%

Provision for income taxes	—	0.0%	—	0.0%	—	0.0%

Net loss	$(2,006,256)	-160.6%	$—	0.0%	$(2,006,256)	-160.6%

Revenue

Our revenue during the three months ended April 30, 2020 we had $1,249,373 in revenues, coming from PPE products, sales, retail, and wholesale income from customers that purchased our CB5 wellness products, compared to $0 from these revenue sources for the same period one year ago. We expect the revenue we receive from PPE and CB5 wellness products to continue to grow as sales increase.

Cost of Goods Sold

Our Cost of Goods Sold (“COGS”) for sales of PPE and CB5 wellness products consists of the cost of acquiring and manufacturing the product to the customer. For the three months ended April 30, 2020, our COGS associated with PPE products and CB5 wellness was $782,982. Most orders are delivered directly to the customer, without any handling, storage or processing by us. We did not have any COGS for the three months ended April 30, 2019 as we did not have any revenue during that same period.

Operating Expenses

Overall, operating expenses increased for the three months ended April 30, 2020, in the amount of $2,383,163 as the Company ramped up operations.

Non-Operating Expenses

We incurred interest expense related to notes payable and lines of credit in the amount of $91,274 for the three months ended April 30, 2020.

Results of Operations
Nine Months Ended April 30, 2020 (Unaudited) Compared to Nine Months Ended April 30, 2019 (Unaudited):

	Nine Months Ended April 30,
	2020		2019		Changes
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Net revenue	$1,676,936	100.0%	$—	0.0%	$1,676,936	100.0%
Cost of Goods Sold	936,369	55.8%	—	0.0%	936,369	55.8%
Gross profit	740,567	44.2%	—	0.0%	740,567	44.2%

Operating expenses:
Advertising and marketing	1,067,396	63.7%	—	0.0%	1,067,396	63.7%
General and administrative	1,083,610	64.6%	—	0.0%	1,083,610	64.6%
Payroll and payroll taxes	1,566,840	93.4%	—	0.0%	1,566,840	93.4%
Professional fees	1,550,257	92.4%	—	0.0%	1,550,257	92.4%
Research and development	17,024	1.0%	—	0.0%	17,024	1.0%
Depreciation and amortization	19,834	1.2%	—	0.0%	19,834	1.2%
Rent	343,005	20.5%	—	0.0%	343,005	20.5%
Total operating expenses	5,647,966	336.8%	—	0.0%	5,647,966	336.8%

Loss from operations	(4,907,399)	-292.6%	—	0.0%	(4,907,399)	-292.6%

Other Income (Expense):
Interest expense	(175,864)	-10.5%	—	0.0%	(175,864)	-10.5%
Other income	3,280	0.2%	—	0.0%	3,280	0.2%
Total other income (expense)	(172,584)	-10.3%	—	0.0%	(172,584)	-10.5%

Loss before provision for income taxes	(5,079,983)	-302.9%	—	0.0%	(5,079,983)	-302.9%

Provision for income taxes	—	0.0%	—	0.0%	—	0.0%

Net loss	$(5,079,983)	-302.9%	$—	0.0%	$(5,079,983)	-302.9%

Revenue

Our revenue during the nine months ended April 30, 2020 we had $1,676,936 in revenues, coming from PPE products, sales, retail, and wholesale income from customers that purchased our CB5 wellness products, compared to $0 from these revenue sources for the same period one year ago. We expect the revenue we receive from PPE and CB5 wellness products to continue to grow as sales increase.

Cost of Goods Sold

Our Cost of Goods Sold (“COGS”) for sales of PPE and CB5 wellness products consists of the cost of acquiring and manufacturing the product to the customer. For the nine months ended April 30, 2020, our COGS associated with PPE products and CB5 wellness was $936,369. Most orders are delivered directly to the customer, without any handling, storage or processing by us. We did not have any COGS for the nine months ended April 30, 2019 as we did not have any revenue during that same period.

Operating Expenses

Overall, operating expenses increased for the nine months ended April 30, 2020, in the amount of $5,647,966 as the Company ramped up operations.

Non-Operating Expenses

We incurred interest expense related to notes payable and lines of credit in the amount of $175,864 for the nine months ended April 30, 2020.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital and capital expenditures. We fund our liquidity requirements primarily through cash on hand, cash flows from operations and borrowings from through debt. We ended April 30, 2020 with $128,115 of cash compared with $152,667 as of July 31, 2019.

The following table summarizes our cash flows from operating, investing, and financing activities:
	Nine Months Ended April 30,
	2020	2019

Net cash provided by (used in) operating activities	$(5,410,046)	$—
Net cash provided by (used in) investing activities	(114,538)	—
Net cash provided by (used in) financing activities	5,500,032	—

Net increase (decrease) in cash	$(24,552)	—

Operating Activities – For the nine months ended April 30, 2020 and 2019, net cash used in operating activities was $(5,410,046) and $0, respectively, primarily due to loss of $5,079,983 for the nine months ended April 30, 2020.

Investing Activities – Cash used in investing activities primarily consisted of purchases of property and equipment.

Financing Activities – Net cash provided by or used in financing activities primarily consisted of net borrowings from notes payable and lines of credit of $4,260,837 and $1,630,238 for the nine months ended April 30, 2020 and borrowings of debt and issuances of common stock of $2,377,000 for the nine months ended April 30, 2020.

CRITICAL ACCOUNTING POLICIES

Our critical accounting estimates are included in our significant accounting policies as described in Note 2 of the consolidated financial statements of this Form 10-Q. Those consolidated financial statements were prepared in accordance with GAAP. Critical accounting estimates are those that we believe are most important to the portrayal of our financial condition and results of operations. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense. Our estimates are evaluated on an ongoing basis and drawn from historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. Actual results may differ from our estimates. Management believes that the following accounting estimates reflect the more significant judgments and estimates we use in preparing our consolidated financial statements.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the CB5 proprietary formula various channels, e-commerce, and brick and mortar retail

The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required at April 30, 2020.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $1,067,396 and $427,743 for the nine and three months ended April 30, 2020, respectively.

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.

Year ended December 31, 2019 (inception).

Revenue

During the year ended December 31, 2019 from June 7, 2019 (inception) our revenues were $371,650. During the year ended December 31, 2019 from June 7, 2019 (inception) the cost of revenue was $165,461.

Operating Expenses

During the year ended December 31, 2019, we incurred $2,377,090 general and administrative expenses and $647,831 of marketing expenses. General and administrative expenses incurred generally related to corporate overhead, financial and administrative contracted services, such as legal and accounting and developmental costs.

Net Loss

Our net loss for the year ended December 31, 2019 was $2,818,732.

Liquidity and Capital Resources

As of December 31, 2019

As of December 31, 2019 from June 7, 2019 (inception) our total assets were $2,055,112. As of December 31, 2019 our total current liabilities were $1,178,023.

Stockholders’ deficit was ($83,605) as of December 31, 2019 from June 7, 2019 (inception).

Cash Flows from Operating Activities

For the year ended December 31, 2019 from June 7, 2019 (inception), cash flows used in operating activities was $2,386,684 consisting of a net loss of $2,866,073, depreciation of $2,982, increase in accounts payable of $355,067 and accrued expenses of $166,270.

Cash flows from Investing Activities

For the year ended December 31, 2019 from June 7, 2019 (inception), cash flow used in investing activities was $117,454.

Cash Flows from Financing Activities

We have financed our operations primarily from either borrowing from our line of credit or from related parties and the issuance of our securities. For the year ended December 31, 2019 net cash provided by financing activities was $3,188,489.

PLAN OF OPERATION AND FUNDING

Based on our current rate of expenditures and anticipated changes, we have estimated a total cash expenditure budget of approximately $7 million for the next 12 months, of which approximately $4 million is expected to be expended towards sales, $250,000 is expected to be expended toward product development and approximately $2.75 million is budgeted for working capital and general and administrative expenses.

We expect that working capital requirements will continue to be funded through a combination of increased sales, both online and wholesale, our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business. Historically, we have financed our operations through private sales of equity securities and, in part, through sales of our products. We believe that our cash flow from operating activities and the sale of equity securities will be sufficient to meet our capital requirements for at least the next 12 months.

LEGAL MATTERS

The validity of the Common Stock covered hereby will be passed upon for us by McCarter & English LLP, East Brunswick, New Jersey.

EXPERTS

The consolidated financial statements as of December 31, 2019 and for the year then ended included in this prospectus and in the registration statement have been so included in reliance on the report of Benjamin & Ko, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC to register resale of shares of our Common Stock being offered by this prospectus. For further information with respect to us and our Common Stock, please see the registration statement on Form S-1 and the exhibits thereto. In addition, we file annual, quarterly and current reports, proxy statements and other information with SEC. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Boomer Holdings, Inc.

8670 W. Cheyenne Avenue

Las Vegas, NV 89129

Attn: Corporate Secretary

E-Mail: info@boomernaturals.com

Telephone: (888)-266-6370

Our website address is http://www.boomernaturals.com. Information contained in our website does not constitute any part of, and is not incorporated into, this prospectus.

Financial Statements As of December 31, 2019 and for the period June 7, 2019 (date of formation) to December 31, 2019
BOOMEr naturals, inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Boomer Naturals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Boomer Naturals, Inc. (the “Company”) as of December 31, 2019, and the related statement of operations, stockholders’ equity, and cash flows for the period June 7, 2019 (date of formation) to December 31, 2019. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period June 7, 2019 (date of formation) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Santa Ana, CA

February 21, 2020

We have served as the Company’s auditor since 2019

Consolidated Financial Statements

December 31,	2019

ASSETS

Current Assets:
Cash	$684,351
Accounts receivable, net of allowance for bad debt of $0	10,060
Inventories, net	49,203
Prepaid expenses and other current assets	23,511
Total current assets	767,125

Non-current Assets:
Property and equipment, net	114,472
Operating lease right-of-use assets, net	1,173,515
Total non-current assets	1,287,987

Total assets	$2,055,112

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$355,067
Accrued expenses	166,270
Lines of credit - related parties	406,021
Current portion of operating lease liabilities	250,665
Total current liabilities	1,178,023
Operating lease liabilities, less current portion	960,694

Total liabilities	2,138,717

Commitments and Contingencies

Stockholders’ Deficit:
Common stock, no par value; 200,0000,000 shares authorized, 121,446,757 shares issued and outstanding	—
Additional paid-in capital	2,782,468
Accumulated deficit	(2,866,073)

Total stockholders' deficit	(83,605)

Total liabilities and stockholders’ deficit	$2,055,112

See accompanying financial statements notes

June 7, 2019 (date of formation) to December 31, 2019	Amount

Net sales	$371,650

Cost of sales	165,461

Gross profit	206,189

Operating expenses:
Sales and marketing	647,831
General and administrative	2,377,090
Total operating expenses	3,024,921

Loss from operations	(2,818,732)

Other income (expense):
Interest income	300
Interest expense	(47,641)
Total other expense, net	(47,341)

Loss before income tax provision	(2,866,073)

Income tax provision	—

Net loss	$(2,866,073)

Earnings (loss) per share:
Basic and diluted	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	118,766,430

See accompanying financial statements notes

June 7, 2019 (date of formation) to December 31, 2019	Amount

Cash flows from operating activities:
Net loss	$(2,866,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense - property and equipment	2,982
Changes in assets and liabilities:
Accounts payable	355,067
Accounts receivable	(10,060)
Inventories	(49,203)
Prepaid expenses and other current assets	(23,511)
Operating lease right-of-use assets, net of liabilities	37,844
Accrued expenses	166,270
Net cash used in operating activities	(2,386,684)

Cash flows from investing activities:
Purchases of property and equipment	(117,454)
Net cash used in investing activities	(117,454)

Cash flows from financing activities:
Borrowing from line of credit - related parties	406,021
Issuance of common stock	2,782,468
Net cash provided by financing activities	3,188,489

Net increase in cash	684,351

Cash – beginning of year	—

Cash – end of year	$684,351

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$35,427
Income taxes	$—

See accompanying financial statements notes

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances - June 7, 2019 (date of formation)	—	$—	$—	$—	$—

Issuance of stock	121,446,757	—	2,782,468	—	2,782,468

Net loss	—	—	—	(2,866,073)	(2,866,073)

Balances - December 31, 2019	121,446,757	$—	$2,782,468	$(2,866,073)	$(83,605)

See accompanying financial statements notes

1.	NATURE OF OPERATIONS

Boomer Naturals Inc., a wholly owned subsidiary of Boomer Holdings Inc. (the “Company”) was incorporated in July 2019 and is headquartered in Las Vegas, Nevada. The Company engages in the development and sale of the proprietary CB5 wellness formula in the United States of America and internationally. All of the Company’s sales relate to CB5 and its related products.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United State of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation and Consolidation

These accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and have been consistently applied in the preparing the Firm’s financial statements. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, which is based on the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the CB5 proprietary formula various channels, e-commerce, and brick and mortar retail

The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required at December 31, 2019.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $844,197 for the period June 7, 2019 (date of formation) to December 31, 2019.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.

Property and Equipment

Property and equipment consist of leasehold improvements, furniture and fixtures, machinery and equipment are stated at cost. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, generally 5-7 year. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.

Cash and Cash Equivalents

The Company considers all deposits with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2019.

Impairment of Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of December 31, 2019, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Fair Value of Financial Instruments

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date.  The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs include management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.  The inputs are unobservable in the market and significant to the instrument's valuation.

As of December 31, 2019, the Company believes that the carrying value of cash, account receivables, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Income Taxes

The Company has elected to be taxed as an S-corporation. Accordingly, except for a minimal state tax, the Company is not taxed at the corporate level; rather, the tax on corporate income is paid and the benefits of losses are recognized at the stockholder level. Therefore, no provision or credit for federal income taxes has been included in the financial statements.

Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation on property and equipment, stock compensation, and research credits.

The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the year ended December 31, 2019.

The Company is no longer subject to federal and state income tax examination by tax authorities for year ended before 2019, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectable accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk (continued)

All of the Company’s revenues are derived from the sale of the proprietary CB5 formula and related products. E-commerce accounted for 44 % of revenues for the year ended December 31, 2019, respectively and brick and mortar retail accounted for 56% of revenues for the year ended December 31, 2019, respectively. The Company’s principal market in 2019 was the United States, but the Company plans to expand internationally in 2020. The Company maintains its cash and cash equivalents with various credit institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at FDIC-insured institutions are covered by FDIC insurance. At times, deposits may be in excess of the FDIC insurance limit; however, management does not believe the Company is exposed to any significant related credit risk.

Leases

Prior to December 31, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from December 31, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.

ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,214,052 million and $1,251,896 million, respectively as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

Recent accounting pronouncement

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020. The Company adopted ASC 842 (ASU 2016-02). The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,214,052 million and $1,251,896 million, respectively as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operation, cash flows, or presentation thereof.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers” - In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASU 2014-09), that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. ASU 2014-09 becomes effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period; early adoption is not permitted. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) — Deferral of the Effective Date (ASU 2015-14), which defers the effective date of ASU 2014-09 for one year and permits early adoption as early as the original effective date of ASU 2014-09. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. In 2016, the FASB issued additional guidance to clarify the implementation guidance (ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-20 (Topic 606) Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted the new guidance and the Company did not require to restate prior period information for the effects of the new standard, nor did the Company adjust the opening balance of its accumulated deficit to account for the implementation of the new requirements of this standard. The adoption did not have impact on the financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

June 7, 2019 (date of formation) to December 31, 2019	Amount

Furniture and equipment	$14,381
Leasehold Improvement	102,666
Computer	409

Total property and equipment	117,456
Total accumulated depreciation	(2,984)

Total property and equipment, net	$114,472

Depreciation and amortization expense on property and equipment amounted to $2,984 for the period June 7, 2019 (date of formation) to December 31, 2019.

4.	LINES OF CREDIT – RELATED PARTIES

Lines of credit consisted of the following:

June 7, 2019 (date of formation) to December 31, 2019	Amount

July 2019 ($300,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$80,681

July 2019 ($150,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	65,300

July 2019 ($300,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	260,040

Total lines of credit	406,021

Less: Short-term portion	—

Total lines of credit - current portion	$406,021

July 2019 - $300,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $219,319 as of December 31, 2019

July 2019 - $150,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $84,700 as of December 31, 2019.

July 2019 - $300,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $39,960 as of December 31, 2019.

Total interest expense under lines of credit for the period July 1, 2019 (date of formation) to December 31, 2019 was $12,214.

5.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.

The following table sets forth the computation of basic and diluted net income per common share:

June 7, 2019 (date of formation) to December 31, 2019	Amount

Net loss	$(2,866,073)
Dividends	—
Stock option	—

Adjusted net income (loss) attribution to stockholders	$(2,866,073)

Weighted-average shares of common stock outstanding
Basic and Diluted	118,766,430

Net income (loss) attribute to shareholders per share
Basic and Diluted	$(0.02)

6.	INCOME TAX PROVISION

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the year ended December 31, 2019.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

Description	Rate

Statutory federal rate	21.00%
State income taxes net of federal income tax benefit and others	0.00%
Permanent differences for tax purposes and others	0.00%
Change in valuation allowance	-21.00%

Effective tax rate	0.00%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

6.	INCOME TAX PROVISION (continued)

The components of deferred tax assets and liabilities are as follows:

Deferred tax assets:	FY 2019
Net Operating Loss	$574,694
Stock-based compensation	—
Other temporary differences	114,472
Total deferred tax assets	684,166

Less: Valuation Allowance	(684,166)

Total deferred tax assets	$0

At December 31, 2019, the Company had available net operating loss carryovers of approximately $689,167. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and Nevada and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by not subject to Nevada authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

At year ending December 31, 2019, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $689,167. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

7.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

·	Outside Services – One of the Company’s outside contractor or consultant is Mr. Thomas Ziemann, a shareholder of the Company. Mr. Thomas Ziemann provides various consulting services to the Company. The Company recorded expense of $79,114 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $79,114 as of December 31, 2019.

·	Outside Services – One of the Company’s outside contractor or consultant is Mr. Daniel Capri, a shareholder and Chief Executive Officer of the Company. Mr. Daniel Capri provides various consulting and management services to the Company. The Company recorded expense of $16,295 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $16,295 as of December 31, 2019.

7.	RELATED PARTY TRANSACTIONS (continued)

·	Outside Services – One of the Company’s outside contractor or consultant is Mr. Rob Ekstedt, a shareholder of the Company. Mr. Rob Ekstedt provides various consulting services to the Company. The Company recorded expense of $4,000 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $4,000 as of December 31, 2019.

·	Outside Services – One of the Company’s outside contractor or consultant is Mr. Mike Quaid, a shareholder of the Company. Mr. Mike Quaid provides various consulting services to the Company. The Company recorded expense of $19,996 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $19,996 as of December 31, 2019.

·	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Daniel Capri, the owner and founder of Whale Sports and President of the Company. The maturity date of the line of credit is June 30, 2021.

·	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with Giang Hoang, a shareholder of the Company. The maturity date of the line of credit is June 30, 2021.

·	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Michael Quaid, Chief Executive Officer of the Company. The maturity date of the line of credit is June 30, 2021.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into the following operating facility lases:

·	Cheyenne Fairways – On July 25, 2019, the Company entered into an operating facility lease for its corporate office located in Las Vegas with 84 months term and with option to extend from 2 years to 5 years at the market rate. The lease started on September 1, 2019 and expires on August 31, 2026.

·	Cheyenne Technology Center – On September 16, 2019, the Company entered into an operating facility lease for its retail and warehouse located in Las Vegas for 37 months expiring on November 31, 2022.

The two facility leases for two separate locations dated on July 25, 2019 and September 16, 2019. Rent expense paid under the lease agreements for period June 7, 2019 (date of formation) to December 31, 2019 was $133,835.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,173,515 million and $1,211,359 million as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

8.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

In accordance with ASC 842, the components of lease expense were as follows:

June 7, 2019 (date of formation) to December 31, 2019	Fairways	Technology Center	Total

Operating lease expense	$37,044	$3,523	$40,567

Total lease expense	$37,044	$3,523	$40,567

In accordance with ASC 842, maturities and operating lease liabilities as of December 31, 2019 were as follows:

Year ended December 31,	Fairways	Technology Center	Total

Undiscounted cash flows:
2020	$244,963	$29,389	$274,352
2021	231,695	30,564	262,259
2022	238,252	26,332	264,584
2023	244,810	—	244,810
2024	251,367	—	251,367
Thereafter	434,974	—	434,974
Total undiscounted cash flows	1,646,061	86,285	1,732,346

Discounted cash flows:
Lease liabilities - current	223,277	27,388	250,665
Lease liabilities - long-term	864,968	46,061	911,029
Total discounted cash flows	1,088,245	73,449	1,161,694

Difference between undiscounted and discounted cash flows	$557,816	$12,836	$570,652

8.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

In accordance with ASC 842, future minimum lease payments as of December 31, 2019 were as follows:

Year ending	Fairways	Technology Center	Total

Minimum lease payments
2020	$ 223,277	$ 27,388	$ 250,665
2021	187,112	25,784	212,896
2022	170,753	20,277	191,030
2023	155,707	-	155,707
2024	141,885	-	141,885
Thereafter	209,511	-	209,511

Present values of minimum lease payments	$ 1,088,245	$ 73,449	$ 1,161,694

Contingencies

The Company is subject to various legal proceedings from time to time as part of its business. As of December 31, 2019, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

9.	SUBSEQUENT EVENTS

During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2019 other than the following:

·	On January 7, 2020, Boomer Holdings, Inc. executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with BNW, Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Boomer Holdings, Inc. adopted the business plan of Boomer. Pursuant to the terms of the Agreement, Boomer Holdings, Inc. agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 40,326,913 pre-split shares (the “Exchange Shares”) of the Boomer Holdings, Inc. Common Stock. Pursuant to the terms of the Exchange Agreement, BNW agreed to retire 8,000,000 shares of Boomer Holdings, Inc. Common Stock. As a result of the Exchange, Boomer became a wholly-owned subsidiary of Boomer Holdings, Inc. and following the consummation of the Exchange, the shareholders of Boomer will beneficially own approximately Ninety-Four Percent (94%) of the issued and outstanding Common Stock of Boomer Holdings, Inc..

·	On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of Boomer Holdings, Inc. products as more fully set forth in the License Agreement. The License Agreement requires Boomer Holdings, Inc. to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.

ITEM 1. FINANCIAL STATEMENTS

BOOMER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	April 30, 2020	July 31, 2019

ASSETS

Current Assets:
Cash	$128,115	$152,667
Accounts receivables, net of allowance for bad debt of $0	112,251	—
Accounts receivables - related parties	3,401	—
Inventories, net	771,949	53,724
Other current assets	313,904	1,934
Notes receivables - related parties	25,586	1,600
Total current assets	1,355,206	209,925

Non-current Assets:
Property and equipment, net	146,646	75,928
Lease asset	1,147,316	—
Total non-current assets	1,293,962	75,928

Total assets	$2,649,168	$285,853

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$743,962	$159,870
Other current liabilities	180,956	16,738
Accrued interest	29,344	—
Current portion of notes payable	2,269,392	—
Current portion of operating lease liabilities	35,515	—

Total current liabilities	3,259,169	176,608
Lines of credit - related parties	507,500	110,000
Operating lease liabilities, less current portion	1,130,097	—
Notes payable, net of current portion	530,14 0	—
Notes payable - related parties	—	74,000

Total liabilities	5,426,906	360,608

Commitments and contingencies

Stockholders' Deficit:
Common stock, $0.001; 200,0000,000 shares authorized, 128,513,739 shares issued and outstanding, respectively	128,514	520
Additional Paid In Capital	2,768,486	519,480
Accumulated deficit	(5,674,738)	(594,755)
Total stockholders' deficit	(2,777,738)	(74,755)

Total liabilities and stockholder's equity	$2,649,168	$285,853

The accompanying notes are an integral part of these condensed unaudited financial statements.

BOOMER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019

Net revenue	$1,249,373	$—	$1,676,936	$—

Cost of goods sold	782,982	—	936,369	—

Gross profit	466,391	—	740,567	—

Operating expenses:
Advertising and marketing	427,743	—	1,067,396	—
General and administrative	552,904	—	1,083,610	—
Payroll and payroll taxes	662,656	—	1,566,840	—
Professional fees	582,875	—	1,550,257	—
Research and development	539	—	17,024	—
Depreciation and amortization	11,536	—	19,834	—
Rent	144,910	—	343,005	—
Total operating expenses	2,383,163	—	5,647,966	—
Loss from operations	(1,916,772)	—	(4,907,399)	—

Other income (expense):
Interest expense	(91,274)	—	(175,864)	—
Other income	1,790	—	3,280	—
Total other expense, net	(89,484)	—	(172,584)	—

Loss before provision for income taxes	(2,006,256)	—	(5,079,983)	—

Income tax provision	—	—	—	—

Net loss	$(2,006,256)	$—	$(5,079,983)	$—

Earnings (loss) per share:
Basic and diluted	$(0.02)	$—	$(0.04)	$—

Weighted average number of common shares outstanding:
Basic and diluted	128,513,739	—	123,071,192	—

The accompanying notes are an integral part of these condensed unaudited financial statements.

BOOMER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances - July 31, 2019	30,000	$520	$519,480	$(594,755)	$(74,755)

Issuance of stock	128,483,739	127,994	2,249,006	—	2,377,000

Net loss	—	—	—	(5,079,983)	(5,079,983)

Balances - April 31, 2020	128,513,739	$128,514	$2,768,486	$(5,674,738)	$(2,777,738)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances - January 31, 2020	128,513,739	$128,514	$3,059,454	$(3,668,482)	$(480,514)

Common stock adjustment	—	—	(290,968)	—	(290,968)

Net loss	—	—	—	(2,006,256)	(2,006,256)

Balances - April 30, 2020	128,513,739	$128,514	$2,768,486	$(5,674,738)	$(2,777,738)

The accompanying notes are an integral part of these condensed unaudited financial statements.

BOOMER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended April 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(5,079,983)	$—

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	19,834	—
Noncash lease expense	18,296	—

Changes in assets and liabilities:
Accounts receivables, net	(112,251)	—
Accounts receivables, net - related parties	(3,401)	—
Other current assets	(311,970)	—
Inventories, net	(718,225)	—
Accounts payable	584,092	—
Other current liabilities	164,218
Accrued interest	29,344
Net cash used in operating activities	(5,410,046)	—

Cash flows from investing activities:
Purchases of property and equipment	(90,552)	—
Loans made to related parties	(23,986)
Net cash used in investing activities	(114,538)	—

Cash flows from financing activities:
Borrowing on line of credit - long term	1,630,238	—
Repayment on line of credit - long term	(1,232,738)	—
Borrowing on loans - current term	2,641,377	—
Repayment on loan - current term	(371,985)	—
Borrowing on loans - long term	1,553,258	—
Repayment on loan - long term	(1,023,118)	—
Borrowing current portion of notes payable - related parties	64,400	—
Repayment Notes payable - related parties	(138,400)	—
Proceeds from issuance of common stock	2,377,000	—
Net cash provided by financing activities	5,500,032	—

Net decrease in cash	(24,552)	—

Cash – beginning of period	152,667	—

Cash – end of period	$128,115	$—

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$146,520	$—
Income taxes	$800	$—

The accompanying notes are an integral part of these condensed unaudited financial statements.

BOOMER HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization

Boomer Holdings, Inc. (the “Company”), through its wholly owned subsidiary, Boomer Naturals, Inc., engages in the development and sale of the proprietary CB5 wellness formula in the United States of America and internationally. All of the Company’s sales relate to CB5 and its related products. Boomer Naturals, Inc. was incorporated in June 2019 and is headquartered in Las Vegas, Nevada.

Share Exchange Between Boomer Natural Holdings and Boomer Naturals, Inc.

Boomer Naturals, Inc. (“Naturals”) was incorporated as a Nevada corporation on June 7, 2019. Boomer Natural Holdings, Inc. (“Boomer”) was incorporated as a Nevada corporation on January 7, 2020 and was a non-operating company. On or about the same day, Naturals completed its share exchange with Boomer, whereby, the shareholders of Naturals became shareholders of Boomer and all of common stock shares of Boomer Naturals, Inc. was exchanged to Boomer by the shareholder of Boomer Naturals, Inc. for newly-issued shares of Boomer common stock resulting in Boomer Naturals, Inc. becoming a wholly-owned subsidiary of Boomer. The transaction is accounted for as a “reverse merger” and recapitalization since the stockholder of Boomer Naturals, Inc. owned a majority of the outstanding shares of the common stock of Boomer immediately following the completion of the transaction, the stockholders of Boomer Naturals, Inc. will have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of Boomer, and Boomer Naturals, Inc.’s senior management will dominate the management of Boomer immediately following the completion of the transaction. Accordingly, Boomer Naturals, Inc. will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Boomer.

Share Exchange Between Remaro Group Corp and Boomer Naturals Holdings

On December 12, 2019, Marina Funt, the former principal shareholder, Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and Director of Remaro Group Corp. (the “Company”), consummated the sale of Ms. Funt’s 24,000,000 shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) to Boomer Natural Wellness, Inc. (“BNW”). The acquisition of the Shares, which represent approximately 76% of the Company’s shares of outstanding Common Stock, resulted in a change in control of the Registrant. In connection with the sale of the Shares, Ms. Funt waived, forgave and discharged any indebtedness of any kind owed to her by the Company.

On January 7, 2020, the Company, then named Remaro Group Corp., executed and consummated an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with Boomer Natural Wellness, Inc. (“BNW”), Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer Naturals. Pursuant to the terms of the Exchange Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 120,980,739 shares (the “Exchange Shares”) of the Company’s Common Stock and BNW agreed to retire 24,000,000 shares of the Company’s Common Stock. As a result of the Exchange, Boomer became a wholly-owned subsidiary of the Company and the Company adopted the business plan of Boomer Naturals. Following the consummation of the Exchange, the Boomer Shareholders beneficially owned approximately Ninety-Four (94%) of the issued and outstanding Common Stock of the Company.

On January 7, 2020, the Company approved an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 of which 200,000,000 shares shall be Common Stock and 10,000,000 shares will be blank-check preferred stock, par value $0.001 per share.

BOOMER HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

Share Exchange Between Remaro Group Corp and Boomer Naturals Holdings (continued)

The transaction above will be accounted for as a “reverse merger” and recapitalization since the stockholder of Boomer will own a majority of the outstanding shares of the common stock of Company immediately following the completion of the transaction, the stockholders of Boomer will have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Boomer’s senior management will dominate the management of the combined entity immediately following the completion of the transaction. Accordingly, Boomer will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of the Company. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of the Boomer and are recorded at the historical cost basis of the Company. As a result, Boomer is the surviving company and the financial statements presented are historical financial accounts of Boomer Holdings, Inc. and its wholly owned subsidiary, Boomer Naturals, Inc.

Financial Reporting

As a result of share exchanges occurred amongst Company, Boomer, Boomer Naturals, Inc., and shareholders of the amongst companies, the consolidated financial statements include historical financial information of Boomer Holdings, Inc. and its wholly owned subsidiary, Boomer Naturals Inc. (combined companies referred as the “Company”) since June 7, 2019.

Products

Boomer Naturals Holdings Inc., through its wholly-owned subsidiary Boomer Naturals, Inc., a Nevada corporation, provides wellness solutions to multiple target markets through multiple sales channels, including PPE products, retail locations, e-commerce, and wholesale distribution networks. Boomer sells health and wellness products and services geared toward alleviating pain, anxiety and improving general wellness through our proprietary lines of CB5 products. CB5 formula is an FDA-compliant alternative that fully supports the body’s endocannabinoid system (ECS). This revolutionary breakthrough combines five natural and powerful ingredients that target the ECS.

The CB5 products were developed by neurosurgeon, Dr. Mark Chwajol https://boomernaturalwellness.com/larry-mccleary-md/. The Boomer CB5 products contain a powerful combination of terpenes that interact with three known cannabinoid receptors and possibly a fourth, while the standard products in the industry interact only with one. The product contains all-natural ingredients which are all listed on the Generally Recognized as Safe list of the Food and Drug Administration and was developed by a practicing brain surgeon who is an expert in natural ingredients and CB receptors.

Boomer focuses on wellness solutions for the 50 and older age demographic through the development of products using the Boomer proprietary CB5 formula. The CB5 formula includes a variety of terpenes that are compliant with FDA guidelines as all ingredients are listed on the Generally Recognized as Safe list. The solutions include products to alleviate pain, reduce anxiety, increase sleep quality, as well as offer cosmetic benefits. In addition, Boomer offers a full line of products to benefit the health of pets, including those suffering from seizures.

Unaudited Interim Financial Information

These unaudited interim financial statements have been prepared in accordance with GAAP for interim financial reporting and the rules and regulations of the Securities and Exchange Commission that permit reduced disclosure for interim periods. Therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been made.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

Unaudited Interim Financial Information (continued)

The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the year ending July 31, 2020.

The balance sheets and certain comparative information as of July 31, 2019 are derived from the audited financial statements and related notes for the year ended July 31, 2019.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

The consolidated financial statements include the account of Boomer Holdings, Inc. and the following subsidiary:

Subsidiary Name	Equity % Owned
Boomer Naturals, Inc.	100%

All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

The consolidated financial statements were prepared and presented in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the CB5 proprietary formula various channels, PPE products, e-commerce, and brick and mortar retail.

The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required at April 30, 2020.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $1,067,936 and $427,743 for the nine and three months ended April 30, 2020, respectively.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.

Property and Equipment

Property and equipment consist of leasehold improvements, furniture and fixtures, machinery and equipment are stated at cost. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, generally 5-7 year. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.

Impairment of Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

Fair Value of Financial Instruments

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date.  The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.
●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 – Inputs include management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.  The inputs are unobservable in the market and significant to the instrument's valuation.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

As of April 30, 2020, the Company believes that the carrying value of cash, account receivables, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Income Taxes

The Company has elected to be taxed as an S-corporation. Accordingly, except for a minimal state tax, the Company is not taxed at the corporate level; rather, the tax on corporate income is paid and the benefits of losses are recognized at the stockholder level. Therefore, no provision or credit for federal income taxes has been included in the financial statements. Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation on property and equipment, stock compensation, and research credits

The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the three months ended April 30, 2020.

The Company is no longer subject to federal and state income tax examination by tax authorities for year ended before 2019, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectable accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

All of the Company’s revenues are derived from the sale of the proprietary CB5 formula and PPE products, E-commerce accounted for 47% of revenues for the nine months ended April 30, 2020, respectively and brick and mortar retail accounted for 53% of revenues for the nine months ended April 30, 2020, respectively. The Company’s principal market in 2019 was the United States, but the Company plans to expand internationally in 2020. The Company maintains its cash and cash equivalents with various credit institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at FDIC-insured institutions are covered by FDIC insurance. At times, deposits may be in excess of the FDIC insurance limit; however, management does not believe the Company is exposed to any significant related credit risk.

Leases

Prior to December 31, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from December 31, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows.

Recent accounting pronouncement

ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,147,316 million and $1,165,612, respectively as of April 30, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did materially impact our results of operations, cash flows, or presentation thereof.

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting but without explicit bright lines.  Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for the fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020. The Company adopted ASC 842 (ASU 2016-02). The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,147,316 million and $1,165,612, respectively as of April 30, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that were derecognized. The adoption of ASC 842 did materially impact the Company’s results of operations, cash flows, or presentation thereof.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues to reduce the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019.  Early adoption is permitted. Adoption of this ASU will not have a significant impact on the Company’s statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncement (continued)

This ASU is effective for quarterly reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. The Company is currently assessing the potential impact this standard will have on the Company’s financial statements and related disclosures.

3.	INVENTORIES

Inventories primarily consisted of finished goods in the amount of $771,949 and $53,724 as of April 30, 2020 and July 31, 2019, respectively.

4.	NOTES RECEIVABLES – RELATED PARTIES

Notes receivables from related parties consisted of the following:

	April 30, 2020	July 31, 2019

Whale Sports - Loan receivable bearing no interest with unpaid principal balance due on demand.	$18,194	$—
Net Tech Investment, LLC - Loan receivable bearing no interest with unpaid principal balance due on demand.	4,185	—
Daniel Capri, President - Loan receivable bearing no interest with unpaid principal balance due on demand.	3,207	1,600

Total notes receivables	$25,586	$1,600

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	April 30, 2020	July 31, 2019

Furniture and Equipment	$40,336	$35,838
Leasehold Improvement	126,144	—
Computer	—	40,090

Total property and equipment	166,480	75,928
Less-accumulated depreciation	(19,834)	—

Total property and equipment, net	$146,646	$75,928

Depreciation expense on property and equipment amounted to $19,834 and $11,536 for the nine and three months ended April 30, 2020, respectively.

 BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

6.	LINES OF CREDIT – RELATED PARTIES

Lines of credit related parties consisted of the following:

	April 30, 2020	July 31, 2019

July 2019 ($447,500 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$447,500	$50,000
July 2019 ($60,000 line of credit) - Line of credit with maturity date of July 29, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	60,000	60,000

Total lines of credit	507,500	110,000

Less: Short-term portion	—	—

Total lines of credit, net of current portion	$507,500	$110,000

July 2019 - $447,500 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $447,500 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $0 as of April 30, 2020.

July 2019 - $60,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $60,000 with maturity date of July 29, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $0 as of April 30, 2020.

7.	NOTES PAYABLE – RELATED PARTIES

Notes payable to related parties consisted of the following:

	April 30, 2020	July 31, 2019

July 2019 ($150,000 notes payable) - Notes payable with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$—	$74,000

Total notes payable - related parties	$—	$74,000

Less: Short-term portion of notes payable - related parties	—	—

Total notes payable - related parties, net of current portion	$—	$74,000

July 2019 - $150,000 notes payable

On July 1, 2019, the Company entered into a note payable – related party agreement in the amount of $150,000 with maturity date of June 30, 2021. The loan bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $150,000 as of April 30, 2020.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

8.	NOTES PAYABLES

Notes payables consisted of the following:

	April 30, 2020	July 31, 2019

January 2020 ($260,070 notes payable) - Notes payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$260,070	$—
January 2020 ($260,070 notes payable) - Notes payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	260,070	—
April 2020 ($10,000 notes payable) – SBA loan payable with maturity date of April 15, 2050 with 3.75% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	10,000	—
January 2020 ($105,375 notes payable) - Notes payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	105,375	—
February 2020 ($100,000 notes payable) - Notes payable with maturity date of May 9, 2020 with 15% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	69,855	—
February 2020 ($500,000 notes payable) - Notes payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	—
February 2020 ($90,000 notes payable) - Notes payable with maturity date of May 9, 2021 with 15% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	34,894	—
February 2020 ($50,000 notes payable) - Notes payable with maturity date of May 9, 2020 with 15% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	36,253	—
February 2020 ($100,000 notes payable) - Notes payable with maturity date of May 9, 2020 with 15% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	69,812	—
February 2020 ($100,000 notes payable) - Notes payable with maturity date of February 9, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	69,177	—
February 2019 ($500,000 notes payable) - Notes payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	—
February 2020 ($50,000 notes payable) - Notes payable with maturity date of May 9, 2020 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	36,326	—
September 2019 ($200,000 notes payable) - Notes payable with maturity date of September 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	200,000	—
September 2019 ($300,000 notes payable) - Notes payable with maturity date of December 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	300,000	—
April 2020 ($347,700 notes payable) - Paycheck Protection Program payable with maturity date of December 31, 2020 with 1% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	347,700	—
Total notes payable	$2,799,532	$—
Less: current-term portion	(2,269,392)	—

Total notes payable – net of current portion	$530,140	$—

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

8.	NOTES PAYABLES (continued)

April 2020 - $347,000 notes payable

On April 21, 2020, the Company received loan proceeds in the amount of $347,700 under the Paycheck Protection Program ("PPP") from Cross River Bank, Inc. ("Lender"). The PPP was established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities, and maintains its payroll levels. Per PPP loan forgiveness guidelines, the Company expects the loan to be forgiven, based on qualifying business expenses.

April 2020 - $10,000 notes payable

On April 14, 2020, the Company received loan proceeds in the amount of $10,000 from the U.S. Small Business Administration (SBA). The loan maturity date is April 13, 2050, and bears interest at a rate of 3.75% per annum, payable monthly.

The following tab provides future minimum payments as of April 30, 2020

Years ended July 31,	Amount

2020	$2,269,392
2021	531,140
2022	—
2023	—
2024	—
Thereafter	—

Total	$2,799,532

9.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.

10.	INCOME TAX PROVISION

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the three months ended April 30, 2020.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

Description	April 30, 2020	July 31, 2019

Statutory federal rate	21%	21%
State income taxes net of federal income tax benefit and others	0%	0%
Permanent differences for tax purposes and others	0%	0%
Change in valuation allowance	-21%	-21%

Effective tax rate	0%	0%

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

10.	INCOME TAX PROVISION (continued)

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of deferred tax assets and liabilities are as follows:

Deferred tax assets	April 30, 2020	July 31, 2019

Deferred tax assets:
Net operating loss	$(1,099,415)	$(47,894)
Other temporary differences	—	—

Total deferred tax assets	(1,099,415)	(47,894)
Less - valuation allowance	1,099,415	47,894

Total deferred tax assets	$—	$—

At April 30, 2020, the Company had available net operating loss carryovers of approximately $5,079,983. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and Nevada and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by not subject to Nevada authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of October 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

At the nine months ended April 30, 2020, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $5,079,983. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

11.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Thomas Ziemann, a shareholder of the Company. Mr. Thomas Ziemann provides various consulting services to the Company. The Company recorded expense of $129,319 for nine months ended April 30, 2020 and $15,000 for three months ended April 30, 2020 and had outstanding balance recorded as accrued expense of $0 as of April 30, 2020.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

11.	RELATED PARTY TRANSACTIONS (continued)

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Daniel Capri, a shareholder and President of the Company. Mr. Daniel Capri provides various consulting and management services to the Company. The Company recorded expense of $29,112 for nine months ended April 30, 2020 and $0 for three months ended April 30, 2020 and had outstanding balance recorded as accrued expense of $5,935 as of April 30, 2020.

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Rob Ekstedt, a shareholder of the Company. Mr. Rob Ekstedt provides various consulting services to the Company. The Company recorded expense of $0 for nine months ended April 30, 2020 and $36,000 for three months ended April 30, 2020 and had outstanding balance recorded as accrued expense of $0 as of April 30, 2020.

●	Notes Receivables – No interest due on demand and the loan was provided primarily to Daniel Capri, the Company’s President.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Daniel Capri, the owner and founder of Whale Sports and President of the Company. The maturity date of the line of credit is June 30, 2021. As of April 30, 2020, the balance on the line of credit for $326,250, including interest was paid off.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $89,000 with NetTech Investments owned by Daniel Capri, the Company’s President. The maturity date of the line of credit is July 1, 2029 bearing interest of 6% per annum. As of April 30, 2020, the balance on the line of credit for $64,400 was paid off.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $447,500 with Michael Quaid, Chief Executive Officer of the Company. The maturity date of the line of credit is June 30, 2021.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $60,000 with Debra Ziemann, a shareholder and the spouse of the Company’s Chief Operating Officer and Director. The maturity date of the line of credit is July 29, 2021.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with Giang Hoang, a shareholder of the Company. The maturity date of the line of credit is June 30, 2021. As of April 30, 2020, the balance on the line of credit for $171,880 including interest was paid off.

●	Notes Payable (related parties) – The Company entered into various notes payable with related parties who are also shareholders of the Company. Refer to Notes Payable – Related Parties for additional information.

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into the following operating facility lases:

●	Cheyenne Fairways – On July 25, 2019, the Company entered into an operating facility lease for its corporate office located in Las Vegas with 84 months term and with option to extend from 2 years to 5 years at the market rate. The lease started on September 1, 2019 and expires on August 31, 2026.

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

●	Cheyenne Technology Center – On September 16, 2019, the Company entered into an operating facility lease for its retail and warehouse located in Las Vegas for 37 months expiring on November 31, 2022.

The two facility leases for two separate locations dated on July 25, 2019 and September 16, 2019. Rent expense paid under the lease agreements for the nine months ended April 30, 2020 was $343,005.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,147,316 million and $1,165,612 million as of April 30, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

In accordance with ASC 842, the components of lease expense were as follows:

For the nine months ended	Fairways	Technology Center	Total

Operating lease expense	$68,702	$11,151	$79,853

Total lease expense	$68,702	$11,151	$79,853

  In accordance with ASC 842, maturities and operating lease liabilities as of April 30, 2020 were as follows:

Year ended July 31,	Fairways	Technology Center	Total

Undiscounted cash flows:
2020	$63,173	$7,274	$70,447
2021	231,441	29,971	261,411
2022	235,520	31,169	266,689
2023	242,077	10,596	252,673
2024	248,635	—	248,635
Thereafter	540,986	—	540,986
Total undiscounted cash flows	1,561,831	79,010	1,640,841

Discounted cash flows:
Lease liabilities - current	29,977	5,538	35,515
Lease liabilities - long-term	1,065,635	64,462	1,130,097
Total discounted cash flows	1,095,612	70,000	1,165,612

Difference between undiscounted and discounted cash flows	$466,219	$9,010	$475,229

In accordance with ASC 842, future minimum lease payments as of April 30, 2020 were as follows:

Year ended July 31,	Fairways	Technology Center	Total

Minimum lease payments
2020	$57,763	$6,864	$64,627
2021	196,605	26,574	223,179
2022	177,447	25,017	202,464
2023	161,860	7,957	169,817
2024	147,534	—	147,534
Thereafter	267,288	—	267,288

Present values of minimum lease payments	$1,008,497	$66,412	$1,074,909

BOOMER HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	COMMITMENTS AND CONTINGENCIES (continued)

Contingencies

The Company is subject to various legal proceedings from time to time as part of its business. As of April 30, 2020, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

13.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after April 30, 2020 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended April 30, 2020 except for the following:

●	Effective July 20, 2020, the Company issued an aggregate of 7,743,156 shares of common stock to various shareholders for subscriptions, services other consideration. $840,270 and 916,600, of the shares were issued for subscriptions received in the aggregate amount of $0 and 6,826,556 of the shares were issued for services.

Boomer Holdings Inc.

PROSPECTUS

Prospectus dated August 4, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

SEC registration fee	$1,634
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Printing and engraving expenses	2,500
Transfer agent and registrar fees and expenses	1,000
Other expenses	2,000

Total	$ 32,634

Item 14. Indemnification of Directors and Officers.

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On August 5, 2916, the Company sold 24,000,000 shares of Company’s common stock, par value $0.001 per share (the “Common Stock”)to its founder Marina Funt for $8,000.

On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with BNW, Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer. Pursuant to the Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 120,980,739 shares of the Company’s Common Stock.

In connection with each of the preceding unregistered sales and issuances of securities, , the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 16, 2020).

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 filed on December 9, 2016).

5.1	Opinion of McCarter & English LLP.

10.1	2020 Employee Equity Incentive Plan.*

10.2	Agreement and Plan of Share Exchange (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 8, 2020)

10.3	Trademark License Agreement between Tommy Bahama Group, Inc. and Boomer Naturals, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 16, 2020)

10.4	Lease between Boomer Natural Wellness, Inc. and Ali Forootan LLC dated June 26, 2019

10.5	Employment Agreement with Michael Quaid

10.6	Employment Agreement with Daniel Capri

10.7	Employment Agreement with Thomas Ziemann

10.8	Promissory Note from Boomer Naturals, Inc. in the amount of $300,000 in favor of Michael Quaid dated July 1, 2019

10.9	Promissory Note from Boomer Naturals, Inc. in the amount of $600,000 in favor of Net Tech Investments LLC dated July 1, 2019

10.10	Promissory Note from Boomer Naturals, Inc. in the amount of $60,000 in favor of Debra Ziemann dated July 1, 2019

10.11	Promissory Note from Boomer Naturals, Inc. the amount of $150,000 in favor of Giang Hoang dated July 1, 2019

10.12	Promissory Note from Boomer Naturals, Inc. in the amount of $300,000 in favor of Whale Sports LLC dated July 1, 2019

10.13	Exclusive Distributorship Agreement between Boomer Naturals, Inc. and PhamVanTrading Co., Ltd. Dated April 9, 2020

23.1	Consent of Benjamin & Ko

23.2	Consent of McCarter & English LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

101.INS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

*	To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Boomer Holdings Inc., a Nevada corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on August 4, 2020.

BOOMER HOLDINGS INC.

By:	/s/ Michael Quaid
Name: Michael Quaid
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints Michael Quaid and Daniel Capri and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Daniel Capri. Daniel Capri.	President, Treasurer and Chairman (Principal Financial Officer)	August 4, 2020

/s/ Michael Quaid Michael Quaid	Chief Executive Officer, Director (Principal Executive Officer)	August 4, 2020

/s/ Thomas Ziemann Thomas Ziemann	Chief Operating Officer, Director	August 4, 2020